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                                                                   EXHIBIT 10.10

                             THIRD AMENDED AND RESTATED
                          REVOLVING CREDIT LOAN AGREEMENT


       This Third Amended and Restated Revolving Credit Loan Agreement (the "LOAN AGREEMENT") dated as of the 31st day of December, 1997, is entered into by and between ODS Networks, Inc. (formerly known as Optical Data Systems, Inc.), a Texas corporation (the "BORROWER") and NationsBank of Texas, N.A., formerly known as NCNB Texas National Bank (the "BANK").

                                W I T N E S S E T H:

       WHEREAS, Borrower and Bank have entered into that certain Second Amended and Restated Revolving Credit Loan Agreement dated as of April 12, 1997 (as amended by the First Amendment Agreement dated as of September 29, 1997, the "PRIOR LOAN AGREEMENT"), pursuant to which Bank agreed to loan Borrower up to $15,000,000 to fund working capital needs (the "PRIOR LOAN"), which Prior Loan matures April 12, 1999; and

        WHEREAS, Borrower and Bank wish to amend and restate in its entirety the Prior Loan Agreement as set forth herein;

       NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Prior Loan Agreement is hereby restated in its entirety and the parties hereto do hereby agree as follows:

                                     SECTION 1


                                    DEFINITIONS

       1.1 DEFINED TERMS. As used in this Loan Agreement, and in any note, certificate, report or other document made or delivered pursuant to this Loan Agreement, the following terms shall have the following meanings;

              "ADVANCE" shall have the meaning set forth in SECTION 2.1.

              "AFFILIATE" shall mean any Person directly or indirectly controlling, controlled by, or under common control with, another Person.

              "BOARD OF GOVERNORS" means the Board of Governors of the Federal Reserve System.

              "BORROWER SECURITY AGREEMENT" shall mean the Security Agreement dated as of December 31, 1997, executed by the Borrower in favor of the Bank in the form attached as EXHIBIT "E" as the same may be amended or otherwise modified from time to time.

              "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or day on which national banks are authorized to be closed under the laws of the State of Texas.

              "CONSOLIDATED NET WORTH" shall mean, as of any date, the total shareholders' equity (including capital stock, additional paid in capital, retained earnings after deducting treasury stock, accumulated foreign currency translation adjustments, and deferred income tax calculation adjustments) which would appear on a consolidated balance sheet of Borrower and its Consolidated Subsidiaries.

              "CONSOLIDATED SUBSIDIARIES" shall mean, as of any date, Optical Data Systems, Texas, Inc., Optical Data Systems, GmbH, Optical Data Systems Ltd., Optical Data Systems SARL, Optical Data Systems Ltda., ODS Ltd. and Optical Data Systems (Barbados) Ltd., and any other Subsidiary included as of such date in the consolidated financial statements of Borrower.

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              "CONSOLIDATED TANGIBLE NET WORTH" shall mean, as of any date,
       Consolidated Net Worth less the aggregate book value of Intangible Assets shown on such balance sheet.

              "CONSOLIDATED TOTAL LIABILITIES" shall mean, as of any date, all liabilities which would be reflected on a consolidated balance sheet of Borrower and its Consolidated Subsidiaries.

              "ELIGIBLE RECEIVABLES" means, as to the Borrower and the Granting Subsidiaries at any date of determination, without duplication, the aggregate of each Receivable owned by such Person created in the ordinary course of business which satisfies each of the following conditions:

                     (a) Such Receivable complies with all applicable laws and regulations, including, without limitation to the extent applicable, usury laws, the Federal Truth in Lending Act and Regulation Z of the Board of Governors of the Federal Reserve System;

                     (b) Such Receivable, at the date of issuance of its invoice, was payable not more than 90 days after the original date of issuance of the invoice therefor;

                     (c) Such Receivable has not been outstanding for more than 60 days past the due date of the invoice;

                     (d) Such Receivable was created in connection with (i) the sale of inventory in the ordinary course of business and such sale has been fully consummated and such inventory has been shipped and delivered and received by the account debtor or, if such inventory has not been so shipped, delivered and received, such inventory (A) is being stored by the Borrower or applicable Granting Subsidiary pursuant to a request from the account debtor and (B) has been ordered by the account debtor pursuant to a valid purchase order, or (ii) the performance of services by the Borrower or applicable Granting Subsidiary in the ordinary course of business and such services have been completed and accepted by the account debtors;

                     (e) Such Receivable represents a legal, valid and binding payment obligation of the account debtor enforceable in accordance with its terms and arising from an enforceable contract, the performance of which contract, insofar as it relates to such Receivable, has been completed;

                     (f) Such Receivable does not arise from the sale of any inventory on a bill-and-hold (except as permitted in CLAUSE (d)(i) preceding), guaranteed sale, sale-or-return, sale on approval, consignment or any other repurchase or return basis;

                     (g) Either the Borrower or the applicable Granting Subsidiary has good and indefeasible title to such Receivable, the Bank holds a perfected first priority Lien on such Receivable pursuant to the Security Documents, and such Receivable is not subject to any Liens except Liens in favor of the Bank pursuant to the Loan Documents;

                     (h) Such Receivable does not arise out of a contract with, or an order from, an account debtor that, by its terms (other than terms which are invalid under applicable law), prohibits or makes void or unenforceable the grant of a security interest to the Bank in and to such Receivable;

                     (i) Such Receivable is not subject to any setoff, counterclaim, defense, dispute, recoupment or adjustment other than normal discounts for prompt payment;

                     (j) The account debtor with respect to such Receivable is not insolvent or the subject of any bankruptcy or insolvency proceeding and has not made an assignment for the benefit of creditors, suspended normal business operations, dissolved, liquidated, terminated its existence, ceased to pay its debts as they become due or suffered a receiver or trustee to be appointed for any of its assets or affairs;

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                     (k)    Such Receivable is not evidenced by chattel paper or
              instruments unless the Lien on such chattel paper or instrument is a perfected first priority Lien on such chattel paper or instrument in favor of the Bank pursuant to the Security
              Documents;

                     (l) The account debtor has not returned or refused to retain, or otherwise notified the Borrower or any Subsidiary of the Borrower of any dispute concerning, or claimed nonconformity of, any of the inventory or services relating to such Receivable;

                     (m) The account debtor of such Receivable is not an Affiliate of the Borrower or any Subsidiary of the Borrower;

                     (n)    Such Receivable is payable in United States Dollars;

                     (o) The account debtor with respect to such Receivable is not domiciled in or organized under the laws of any country other than the United States of America, PROVIDED THAT the limitation imposed by this CLAUSE (o) shall not apply to Receivables from the account debtors identified in PART (a) of EXHIBIT "H" attached hereto;

                     (p) Such Receivable is not owed by an account debtor as to which more than 20 percent of the aggregate balances then outstanding on Receivables owed by such account debtor thereon and/or its Affiliates to the Borrower are more than 90 days past due from the dates of their original invoices;

                     (q) The account debtor with respect to such Receivable is not the United States of America or any department, agency or instrumentality thereof unless, with respect to the Lien on such Receivable in favor of the Bank, there has been compliance with the Federal Assignment of Claims Act of 1940, as amended to the satisfaction of the Bank;

                     (r) The account debtor with respect to such Receivable is not located in New Jersey, Minnesota, West Virginia or any other state denying creditors access to its courts in the absence of a notice of business activities report or other similar filing, unless the Borrower or the applicable Granting Subsidiary has either qualified as a foreign corporation authorized to transact business in such state or has filed a notice of business activities report or similar appropriate filing with the applicable state agency for the then-current year; and

                     (s) Such Receivable is not owed by an account debtor as to which the aggregate of all Receivables owing by such account debtor or an Affiliate of such account debtor exceeds ten percent of the aggregate of all Receivables at such date, PROVIDED THAT the amount of Receivables owing by such account debtor that does not exceed ten percent of the aggregate of all Receivables at such date shall not be excluded pursuant to this CLAUSE (s), and PROVIDED FURTHER that the limitation imposed by this CLAUSE (s) shall not apply to the account debtors identified in PART (b) of EXHIBIT "H" attached hereto.

              The amount of the Eligible Receivables owed by an account debtor to the Borrower or applicable Granting Subsidiary shall be net of, and shall be reduced by (if and to the extent not already so reduced by virtue of the preceding clauses of this definition), the amount of all contra accounts, reserves, credits, rebates and (subject to the proviso below) other indebtedness, liabilities or obligations owed by the Borrower or its Subsidiaries to such account debtor; PROVIDED, HOWEVER, that the existence of any such other indebtedness, liabilities or obligations owed by the Borrower or its Subsidiaries to such account debtor shall not, in and of itself, reduce the amount of Eligible Receivables owed by such account debtor by the amount of such other indebtedness, liabilities or obligations (for purposes of this sentence or CLAUSE (I) preceding of this definition) except to the extent that such other indebtedness, liabilities or obligations are then due.

              "EURODOLLAR ADVANCE" means that portion of any Advance which bears interest at a rate of interest determined by reference to the Eurodollar Rate.


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              "EURODOLLAR ADVANCE FAILURE"  shall have the meaning set forth in the definition of Eurodollar Consequential Loss.

              "EURODOLLAR BUSINESS DAY" means a Business Day on which dealings in United States Dollars are carried out in the London interbank market.

              "EURODOLLAR CONSEQUENTIAL LOSS" means such amount or amounts as shall compensate Bank for any loss, cost or expense incurred by Bank as a result of (a) any payment or prepayment of any portion of any Eurodollar Advance on a date other than the last day of the Interest Period applicable thereto (a "EURODOLLAR PREPAYMENT"), (b) the conversion of the rate of interest on any Eurodollar Advance from the Eurodollar Rate to another rate of interest available hereunder (subject to the provisions of this Loan Agreement applicable to the selection of any such interest rate) with respect to any portion of the Eurodollar Advance on a date other than the last day of the Interest Period applicable thereto (a "EURODOLLAR CONVERSION"), (c) the rescinding of a Rollover Notice to another Interest Period or notice of a conversion from another interest rate to the Eurodollar Rate prior to the commencement of the Interest Period (a "EURODOLLAR RESCISSION"), or (d) the failure of all or any portion of a Eurodollar Advance to be made under this Agreement (a "EURODOLLAR ADVANCE FAILURE") due to the action or inaction of Borrower, including Borrower's failure to satisfy any condition to any Advance that would otherwise have been a Eurodollar Advance. Compensation owing to Bank as a result of any such loss, cost or expense shall include, without limitation, an amount equal to the excess, if any, of (i) the amount of the interest that would have accrued at the Eurodollar Rate on the amount which was the subject of the Eurodollar Prepayment, the Eurodollar Conversion, the Eurodollar Rescission or the Eurodollar Advance Failure, as the case may be, for the period from the date of occurrence to the last day of the applicable Interest Period over (ii) the amount of interest (as determined by Bank) that Bank could have bid on a Eurodollar deposit, for an amount comparable to the amount which was the subject of the Eurodollar Prepayment, the Eurodollar Conversion, the Eurodollar Rescission or the Eurodollar Advance Failure, as the case may be, for the period from the date of occurrence to the last day of the applicable Interest Period, placed by Bank with prime banks in the London interbank market.

              "EURODOLLAR CONVERSION" shall have the meaning set forth in the definition of the term "EURODOLLAR CONSEQUENTIAL LOSS."

              "EURODOLLAR PREPAYMENT" shall have the meaning set forth in the definition of the term "EURODOLLAR CONSEQUENTIAL LOSS."

              "EURODOLLAR RATE" means, with respect to each Eurodollar Advance for each Interest Period, a rate per annum equal to (a) the Interbank Offered Rate, divided by (b) 1.00 minus the Eurodollar Reserve Requirement.

              "EURODOLLAR RESCISSION" shall have the meaning set forth in the definition of the term "EURODOLLAR CONSEQUENTIAL LOSS."

              "EURODOLLAR RESERVE REQUIREMENT" means, on any day, that percentage (expressed as a decimal fraction) which is in effect on such day, as prescribed by the Board of Governors (or any successor), for determining the maximum reserve requirements (including, without limitation, basic, supplemental, marginal and emergency reserves) applicable to "eurocurrency liabilities" as currently defined in Regulation D of the Board of Governors or under any other then applicable similar or successor regulation which prescribes reserve requirements applicable to eurocurrency liabilities or eurocurrency fundings. Each determination by Bank of the Eurodollar Reserve Requirement shall be conclusive in the absence of manifest error.

              "EVENT OF DEFAULT" shall mean the occurrence and continuation of any of the events specified in SECTION 8.1.

              "FINAL INTEREST PAYMENT DATE" means, with respect to any Eurodollar Advance, the last day of the Interest Period of such Advance.


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              "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" shall mean those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards of committees thereof and which are consistently applied for all periods after the date hereof so as to properly reflect the financial condition, and the results of operations and changes in financial position, of Borrower and its Consolidated Subsidiaries.

              "GOVERNMENTAL AUTHORITY" shall mean any government (or any political division or jurisdiction thereof), court, bureau, agency or other governmental authority having jurisdiction over Borrower or any of its Subsidiaries or any of its or their business, operations or properties.

              "GRANTING SUBSIDIARY" shall mean any Subsidiary of the Borrower that is organized under the laws of the United States of America or one of the States thereof.

              "INDEBTEDNESS" shall mean with respect to any Person, all indebtedness, obligations and liabilities, contingent or otherwise of such Person which are (i) liabilities which would be reflected on a balance sheet of such Person, prepared in accordance with Generally Accepted Accounting Principles, (ii) obligations of such Person in respect of any guaranty or letter of credit, or (iii) obligations of such Person in respect of any capital lease.

              "INTANGIBLE ASSETS" of any Person shall mean those assets of such Person which are (i) deferred assets, other than prepaid insurance and prepaid taxes; and (ii) patents, copyrights, trademarks, tradenames, franchises, goodwill, non-compete agreements, experimental expenses and other similar assets which would be classified as intangible assets on a balance sheet of such Person, prepared in accordance with Generally Accepted Accounting Principles.

              "INTERBANK OFFERED RATE" means, with respect to each Interest Period, the rate of interest per annum at which deposits in immediately available freely transferable funds in United States Dollars are offered by Bank (at approximately 1:00 p.m. Dallas, Texas time, two (2) Eurodollar Business Days prior to the first day of such Interest Period) to first class banks in the London interbank market for delivery on the first day of such Interest Period, such deposits being for a period of time equal or comparable to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Advance to which such Interest Period relates. Each determination of the Interbank Offered Rate by Bank shall be conclusive in the absence of manifest error.

              "INTEREST PAYMENT DATE" means (a) with respect to any Prime Rate Advance, the first day of each calendar quarter commencing on the first of such days to occur after such Advance is made or any Eurodollar Advance is converted to a Prime Rate Advance, and (b) with respect to any Eurodollar Advance, (i) the last day of each ninety (90) day period following the date on which such Advance is made or converted, commencing on the first of such days to occur after such Advance is made or any Prime Rate Advance is converted to a Eurodollar Advance, and (ii) the last day of such Interest Period.

              "INTEREST PERIOD" means, with respect to a Eurodollar Advance, a period commencing: (a) on the borrowing date of such Eurodollar Advance; or (b) on the conversion date pertaining to such Eurodollar Advance, if such Eurodollar Advance is made pursuant to a conversion as described in
       SECTION 2.6(a) hereof; or (c) on the day following the last day of the Interest Period during which Borrower gives a Rollover Notice in the case of a rollover to a successive Interest Period as described in SECTION 2.6(c) hereof; and in the case of (a), (b) and (c) preceding, ending on the numerically corresponding day of the calendar month that is one (1), two (2), three (3) or six (6) months after the commencement date of the Interest Period, as Borrower shall elect in accordance with SECTION 2.3 or SECTION 2.6(c) of this Loan Agreement; PROVIDED that (i) any Interest Period which would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day UNLESS such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day; (ii) any Interest Period that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (i) above, end on the last Eurodollar Business Day of the calendar month in which the Interest Period terminates; and (iii) if the Interest Period for any

       Eurodollar Advance would otherwise end after the final maturity of all Advances (whether by the lapse of time or acceleration of the maturity or otherwise), as the case may be, under which such Eurodollar Advance is outstanding, such Interest Period shall end on the final maturity date of such Advance.

              "INVESTMENT" in any Person shall mean any investment, whether by means of share purchase, loan, advance, extension of credit, capital contribution or otherwise, in or to such Person, the guarantee of any Indebtedness of such Person, or the subordination of any claim against such Person to other Indebtedness of such Person; excluding, however, the amount of any Receivables owing from such Person and incurred in the ordinary course of such Person's business.

              "LIEN" shall mean any mortgage, deed of trust, pledge, security interest, encumbrance, lien, option, easement or charge of any kind (including any conditional sale or other title retention agreement, or any financing lease having substantially the same economic effect as any of the foregoing) upon or with respect to any assets or properties of a Person, arising by agreement or under any statute or law, or otherwise.

              "LOAN" shall mean the revolving credit loan made or to be made hereunder to Borrower by Bank pursuant to SECTION 2.1.

              "LOAN AGREEMENT" shall mean this Third Amended and Restated Revolving Credit Loan Agreement, as same may from time to time be amended, supplemented, renewed and/or restated.

              "LOAN PAPERS" shall mean (i) this Loan Agreement, (ii) the Prior Loan Agreement, (iii) the Note, (iv) any Letters of Credit or Letter of Credit Applications, (v) the Security Documents, and (vi) any and all other agreements or instruments now existing or hereafter executed and delivered by Borrower or any Subsidiary or any other Person in connection with, or as security for the payment or performance of any or all of the Note, the Obligation, the Letters of Credit or this Loan Agreement, as such agreements and instruments may be amended, supplemented, renewed, extended and/or restated from time to time.

              "NOTE" shall have the meaning assigned to that term in SECTION 2.2 hereof.

              "OBLIGATION" shall mean all present and future indebtedness, obligations, and liabilities of Borrower to Bank, and all renewals and extensions thereof, or any part thereof, arising pursuant to this Loan Agreement, any Letter of Credit, any Letter of Credit Application, or represented by the Note, and all interest accruing thereon, and attorneys' fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, joint, several or joint and several; together with all indebtedness, obligations and liabilities of Borrower evidenced or arising pursuant to any of the other Loan Papers, and all renewals and extensions thereof, or a part thereof.

              "OFFICER'S CERTIFICATE" shall mean a certificate in the form of EXHIBIT "B" attached hereto, signed by the President or principal financial officer of Borrower and each Subsidiary which certificate shall: (A) state that, at the time such certificate is executed and as of the end of the fiscal period for which such certificate is delivered, to the best of his knowledge, Borrower (i) has fulfilled each and every covenant and condition contained in the Note and the other Loan Papers including this Loan Agreement and (ii) is not in default in the performance, observance or fulfillment of any of the covenants and conditions of the Note or the Loan Papers, including , without limitation, this Loan Agreement or, if Borrower shall be in default, specifying all such defaults and the nature and status thereof and (B) contain a computation of and showing compliance with each of the financial ratios specified in SECTION 7 of this Loan Agreement.

              "PERSON" shall mean and include an individual, partnership, corporation, trust, incorporated association, joint venture, union, business association or firm, trustee, or a government or any agency or political subdivision thereof, or any other form of entity.

              "POTENTIAL DEFAULT" shall mean any event which, with the giving of notice or lapse of time or both, would constitute an Event of Default.

              "PRIME RATE" shall mean the variable rate of interest per annum then most recently announced or published by Bank as its Base Rate or Prime Interest Rate (which rate may not be the lowest rate charged by Bank on similar loans).

              "RECEIVABLES" shall mean all present and future (i) accounts, receivables, contract rights, chattel paper, documents, tax refunds, or payments of, or owned by, Borrower or any Subsidiary; (ii) insurance proceeds, patent rights, license rights, rights to refunds or indemnification, and other general intangibles of every kind or nature of, or owned by, Borrower or any Subsidiary; and (iii) all forms of obligations whatsoever owing to Borrower or any Subsidiary together with all instruments and all documents of title representing any of the foregoing and all right, title, and interest in, and all securities and guaranties with respect to, each Receivable.

              "ROLLOVER NOTICE" shall have the meaning set forth in SECTION 2.6(c).

              "SECURITY DOCUMENTS" shall mean the Borrower Security Agreement and the Subsidiaries Security Agreement.

              "SHAREHOLDERS" shall mean, at any specific date, the owners of any of the capital stock of Borrower at such date.

              "SUBSIDIARY" shall mean, with respect to any Person (herein referred to as the "PARENT"), any corporation, association or other business entity of which more than 50% of the securities or other ownership interests having ordinary voting power is, at the time as of which any determination is being made, owned or controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

              "SUBSIDIARIES SECURITY AGREEMENT" shall mean the Subsidiaries Security Agreement dated as of December 31, 1997 executed by each Granting Subsidiary in favor of the Bank in the form attached as EXHIBIT "F", as the same may be amended or otherwise modified from time to time.

              "TERMINATION DATE" shall mean the earlier of: (i) April 12, 1999, or (ii) the date the Revolving Credit Commitment is terminated in accordance with SECTION 8.2 hereof.

       1.2 ACCOUNTING TERMS. As used in this Loan Agreement, the Note, and in any certificate, report or other document made or delivered pursuant to this Loan Agreement, accounting terms not defined in SECTION 1.1 hereof, and accounting terms partly defined in SECTION 1.1 hereof to the extent not defined, shall have the respective meanings given to them under Generally Accepted Accounting Principles and all references to balance sheets or other financial statements shall mean such statements, prepared in accordance with Generally Accepted Accounting Principles.

                                     SECTION 2

                        REVOLVING CREDIT COMMITMENT; AMOUNT
                         AND TERMS OF REVOLVING CREDIT LOAN

       2.1    THE REVOLVING CREDIT LOAN AND REVOLVING CREDIT COMMITMENT.
Subject to the terms and conditions of this Loan Agreement, Bank agrees to extend to Borrower, from the date hereof through the Termination Date (the "AVAILABILITY PERIOD") a revolving line of credit which shall not exceed at any one time outstanding $15,000,000.00 (the "REVOLVING CREDIT COMMITMENT"). Within the limits of this SECTION 2.1, during the Availability Period, Borrower may borrow, prepay and reborrow under this SECTION 2.1. Each advance hereunder is called an "ADVANCE" and all advances hereunder are collectively referred to as the "LOAN."

       2.2 NOTE. From and after the date hereof, the Loan shall be evidenced by a renewal promissory note made by Borrower, in the form attached hereto as EXHIBIT "A" (together with any and all renewals, extensions for any period, rearrangements or increases thereof, and notes given in substitution therefor, the "NOTE") representing the

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obligation of Borrower to pay the lesser of: (i) the Revolving Credit
Commitment or (ii) the aggregate unpaid principal amount of the Loan, with interest thereon as prescribed in the Note, which note is given in renewal and extension of a promissory note, dated April 12, 1997, in the original principal amount of $15,000,000 executed by Borrower and payable to the order of Bank. The unpaid principal of the Note shall bear interest at a rate per annum which shall be equal to the lesser of (a) at the election of Borrower as specified in the request for an Advance given in accordance with SECTION
2.3 below, (i) the Prime Rate as in effect from day to day, or (ii) the Eurodollar Rate plus one and three-quarters of one percent (1.75%), or (b) the Maximum Rate (as defined in the Note). All past due principal of, and to the extent permitted by applicable law, interest on, the Note shall bear interest until paid at an annual rate equal to the lesser of (i) (a) for Prime Rate Advances, the Prime Rate from time to time in effect, plus two percent (2%), (b) for Eurodollar Advances, the Eurodollar Rate applicable to such Advances plus four percent (4%), or (ii) the Maximum Rate (such rate being referred to hereinafter as the "DEFAULT RATE"). The date and amount of each Advance made by Bank, and each payment of principal and interest, shall be maintained by Bank in its records, and the aggregate unpaid principal amount shown on such records shall be rebuttable presumptive evidence of the principal amount owing and unpaid on the Note. The failure to record any such amount on such records shall not, however, limit or otherwise affect the obligations of Borrower hereunder or under the Note to repay the principal amount of the Advance together with all interest accruing thereon.

       2.3 PROCEDURE FOR ADVANCES. Borrower shall give Bank prior verbal notice on or before 12:00 noon (Dallas, Texas time) on any day a Prime Rate Advance is requested. Not later than 2:00 p.m., Dallas, Texas time, on the date specified, subject to the terms and conditions of this Loan Agreement, Bank shall make available to Borrower at Bank's offices in Dallas, Texas, the amount of such requested Prime Rate Advance in immediately available funds. Borrower shall give Bank prior written notice on or before 12:00 noon (Dallas, Texas time) at least two Eurodollar Business Days prior to the day a Eurodollar Advance is requested. The notice shall specify the requested amount of the Advance, the duration of the Interest Period applicable to the Advance, and the requested date of the Advance, which shall be a Eurodollar Business Day. Not later than 2:00 p.m., Dallas, Texas time, on the date specified, subject to the terms and conditions of this Loan Agreement, Bank shall make available to Borrower at Bank's offices in Dallas, Texas, the amount of such requested Eurodollar Advance in immediately available funds. Notice of a requested Eurodollar Advance shall be irrevocable upon receipt thereof by Bank.

       2.4 COMMITMENT FEES. Borrower agrees to pay Bank a commitment fee of two-tenths of one percent (0.20%) per annum on the daily unused portion of the Revolving Credit Commitment. Such commitment fee shall be payable quarterly in arrears on the last day of each June, September, December and March, commencing March 31, 1998 (which payment shall cover the period from January 1, 1998 through March 31, 1998), and continuing regularly thereafter so long as the Revolving Credit Commitment is in effect, and shall also be payable at the maturity of the Note and upon the date of prepayment in full of the Note if the Revolving Credit Commitment is thereupon terminated. Borrower acknowledges and agrees that the commitment fees payable hereunder are bona fide commitment fees and are intended as reasonable compensation to Bank for committing to make funds available to Borrower as described herein and for no other purpose.

       2.5 LETTERS OF CREDIT. At the request of Borrower, and upon execution of letter of credit documentation satisfactory to Bank (including, without limitation, an Application and Agreement for Commercial Letter of Credit [for documentary letters of credit] or Standby Letter of Credit Application and Agreement [for standby letters of credit] for each such letter of credit in the form attached hereto as EXHIBIT "D") (the "APPLICATION"), Bank shall issue documentary or standby letters of credit ("LETTERS OF CREDIT") from time to time for the account of Borrower in a face amount not exceeding in the aggregate at any time outstanding the lesser of (a) $5,000,000, or (b) $15,000,000 MINUS the aggregate outstanding principal balance of all Advances. The Revolving Credit Commitment shall at all times be reduced by the aggregate face amount of outstanding Letters of Credit. The Letters of Credit shall be on terms mutually acceptable to Bank and Borrower and no Letter of Credit shall have an expiration date later than one hundred eighty days after the Termination Date. Any amount paid by Bank on any Letter of Credit which is not immediately reimbursed by Borrower shall be treated as an Advance without the necessity for any request by Borrower. Borrower shall pay to Bank, at the time of issuance of each documentary Letter of Credit, a fee equal to one and one-quarter of one percent (1.25%) per annum times the face amount of the Letter of Credit for the period the Letter of Credit is to be outstanding. Borrower shall pay to Bank, at the time of issuance of each standby Letter of Credit, a fee equal to two percent (2%) per annum times the face amount of the Letter of Credit for the period the Letter of Credit is to be outstanding. In connection with the issuance of any Letters of Credit, Borrower shall pay to Bank its standard fees and charges, including the standard fees and charges provided for in the Application. The obligations and indebtedness of Borrower to Bank under this SECTION 2.5, the Letters of Credit, and the Applications, shall be part of the Obligations.

       2.6    EURODOLLAR ADVANCES: CONVERSION, ROLLOVER, MINIMUM AMOUNTS, ETC.

                     (a) CONVERSION FROM PRIME RATE ADVANCES. Provided that no Event of Default shall have occurred and be continuing, upon three (3) Eurodollar Business Days' prior written notice from Borrower to Bank specifying the commencement date and length of the applicable Interest Period selected by Borrower, Borrower may convert an amount equal to $500,000 or an integral multiple of $50,000 in excess thereof, of any outstanding Prime Rate Advance into a Eurodollar Advance.

                     (b) CONVERSION FROM EURODOLLAR ADVANCES. Unless Bank shall have actually received written notice from Borrower requesting otherwise, delivered in accordance with SECTION 2.6(c) below, at least three (3) Eurodollar Business Days prior to the Final Interest Payment Date with respect to a Eurodollar Advance, then on such Final Interest Payment Date the outstanding Eurodollar Advance shall be converted to a Prime Rate Advance.

                     (c) ROLLOVER. Provided that no Event of Default shall have occurred and be continuing, at least three (3) Eurodollar Business Days prior to the Final Interest Payment Date of each Eurodollar Advance, Borrower may give to Bank written notice that all or any portion of such Eurodollar Advance shall continue as a Eurodollar Advance upon the expiration of the then-current Interest Period (the "ROLLOVER NOTICE"). Such Rollover Notice shall also specify the length of the succeeding Interest Period selected by Borrower with respect thereto. Each Rollover Notice shall be effective and irrevocable upon receipt thereof by Bank. If the required Rollover Notice shall not have been timely received by Bank, then Borrower shall be deemed to have elected to have such Eurodollar Advance be a Prime Rate Advance as provided in SECTION 2.6(b).

                     (d) MINIMUM AMOUNTS AND NUMBER OF EURODOLLAR ADVANCES. Notwithstanding any provision to the contrary contained herein,
              (i) each Eurodollar Advance shall be in an amount equal to $500,000, or an integral multiple of $50,000 in excess thereof, and (ii) there shall not exist or be outstanding at any time more than an aggregate of five (5) Eurodollar Advances.

                     (e) LENDING OFFICE. Bank may cause any Eurodollar Advance to be made by its principal office or by a foreign or domestic subsidiary, affiliate, branch or correspondent. Notwithstanding the right of Bank to fund all or any portion of a Eurodollar Advance in any manner that it deems appropriate, Bank shall, regardless of the actual means of funding, be deemed to have funded the Eurodollar Advance in accordance with the interest option from time to time selected by Borrower.

       2.7    PROTECTION OF YIELD.

                     (a) INCREASED COSTS, ETC. Subject to SECTION 9.8, if at any time, and from time to time, Bank determines that the adoption, modification or implementation of, or compliance with, any applicable law, rule or regulation regarding taxation, required levels of reserves, deposits, insurance or capital (including any allocation of capital requirements or conditions), or similar requirements applicable to Bank, or any interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation, administration or compliance of or with any of such requirements, has or would have the effect of (i) increasing Bank's costs relating to the Loan, the Revolving Credit Commitment, or any part thereof or (ii) reducing the yield or rate of return of Bank on the Loan, the Revolving Credit Commitment, or any part thereof, to a level below that which Bank could have achieved but for the adoption, modification or implementation of, or compliance with, any such requirements, Borrower shall, within ten (10) days after any request by Bank, pay to Bank such additional amounts as (in Bank's sole judgment, after good faith and reasonable computation) will compensate Bank for such increase in costs or reduction in yield or rate of return of Bank. No failure by Bank to demand immediately payment of any additional amounts payable under this
              SECTION 2.7(a) shall constitute a waiver of Bank's right to demand payment of such amounts at any subsequent time. If Bank requests that Borrower pay additional amounts pursuant to this SECTION 2.7(a), Bank shall submit to Borrower a certificate, executed by Bank, as to such additional amounts, which certificate shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such claim for additional amounts, the additional amounts to be paid to Bank hereunder, and the method by which such amounts were determined. In determining such amounts, Bank may use any reasonable averaging and attribution methods. Any portion of the additional amounts required to be paid under this SECTION 2.7(a) remaining unpaid ten (10) days after the due date thereof shall bear interest at the Default Rate.

                     (b) SUBSTITUTE INTEREST RATE. If, on or before any date on which a Eurodollar Rate is to be determined hereunder, Bank determines that deposits of United States Dollars in the appropriate amount for the appropriate period are not being offered in the interbank Eurodollar market for United States Dollars, or that by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate, then Bank shall promptly give notice of such determination to Borrower and such determination shall be conclusive and binding. During the ten (10) days next following the giving of such notice, Borrower and Bank shall negotiate in good faith in order to arrive at a mutually satisfactory alternative interest rate (the "SUBSTITUTE RATE") to replace the rate otherwise applicable to the pertinent Eurodollar Advances of Borrower during the applicable Interest Period. If, within such ten (10) day period, Borrower and Bank agree in writing upon a Substitute Rate, such rate shall be effective from the first day of such Interest Period. If Bank and Borrower fail to agree upon a Substitute Rate within such ten (10) day period, the Substitute Rate applicable to the pertinent Eurodollar Advance during such Interest Period shall be the interest rate applicable to a Prime Rate Advance under SECTION 2.2. Bank shall inform Borrower of such rate as promptly as practicable, and, if requested by Borrower, Bank shall deliver to Borrower a statement reflecting the computations made in determining such Substitute Rate.

                     (c) CHANGES IN LAW RENDERING LOAN UNLAWFUL. In the event that (i) any change in applicable law, treaty or regulation or the interpretation thereof (whether or not having the force of law) shall make it unlawful or impossible for Bank to make or continue to maintain all or any portion of a Eurodollar Advance contemplated hereunder, or (ii) any central bank or other fiscal, monetary or other authority having jurisdiction over Bank or all or any portion of a Eurodollar Advance shall request Bank in writing to comply with restrictions (whether or not having the force of law) which seek to prohibit Bank from making or continuing to maintain such a Eurodollar Advance, then Bank shall so notify Borrower, and Borrower shall, upon demand by Bank, either, at the option of Borrower, prepay such Eurodollar Advance or convert such Eurodollar Advance to a Prime Rate Advance in accordance with SECTION 2.6(b) hereof, except that, subject to the provisions of SECTION 2.7 hereof, such prepayment or conversion need not be effected on a Final Interest Payment Date, and upon such demand or upon notice by Bank, the obligation of Bank to make such Eurodollar Advance hereunder shall terminate. Failure to prepay any such portion of a Eurodollar Advance shall be deemed an election to convert to a Prime Rate Advance. Such demand or notice shall be accompanied by a certificate of Bank provided to Borrower as to the reasons why it is no longer feasible for Bank to make or continue to maintain such Eurodollar Advance hereunder and such certificate shall, in the absence of manifest error in calculation, be conclusive and binding.

                     (d) EURODOLLAR CONSEQUENTIAL LOSS. Borrower agrees to indemnify and hold harmless Bank from and against any Eurodollar Consequential Loss. Borrower shall pay, within five (5) Business Days following demand therefor, the amount of any Eurodollar Consequential Loss incurred by Bank.

                     (e) REASONABLE EFFORTS. Borrower and Bank will use all reasonable efforts to avoid or to minimize the obligation of Borrower to pay any amounts under this SECTION 2.7 or the subjecting of any payment by Borrower to any withholding tax, and Borrower will, as promptly as practical, notify Bank, and Bank will, as promptly as practicable, notify Borrower, of the existence of any event which will require the payment by Borrower of any such amounts or the subjecting of any payment by Borrower to any withholding tax; PROVIDED, HOWEVER, that any failure to give such prompt notification shall not in any way affect the rights of Bank or the obligations of Borrower hereunder.

                                     SECTION 3

                      PAYMENTS; COMPUTATIONS; USE OF PROCEEDS

       3.1 OPTIONAL PREPAYMENTS. Borrower shall have the right, from time to time, to prepay the Note, in whole or in part, without premium or penalty, upon the payment of accrued interest on the amount prepaid to and including the date of payment. Prepayments of the Note shall not reduce the Revolving Credit Commitment.

       3.2 PAYMENTS. Principal and interest shall be due and payable as provided in the Note and this Loan Agreement. All payments (including prepayments) by Borrower on account of principal, interest, and fees hereunder shall be made in immediately available funds. All such payments shall be made to Bank at its principal office in Dallas, not later than 12:00 noon, Dallas, Texas time, on the date due and funds received after that hour shall be deemed to have been received by Bank on the next following Business Day. If any payment is scheduled to become due and payable on a day which is not a Business Day, such payment shall instead become due and payable on the immediately following Business Day and interest thereon shall be payable at the then applicable rate during such extension.

       3.3 COMPUTATION OF INTEREST AND FEES. Interest on the Note and the fees shall be calculated on the basis of a year of 360 days, as the case may be, for the actual number of days (including the first but excluding the last) elapsed. Any change in the interest rate on the Note resulting from a change in the Prime Rate shall become effective as of the opening of business on the day on which such change in the Prime Rate becomes effective.

       3.4 USE OF PROCEEDS. Borrower represents, warrants and covenants that it is not engaged and shall not engage in the business of extending credit for the purposes of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulations G, T, U or X of the Board of Governors of the Federal Reserve System, and no part of the proceeds of the Loan shall be used to purchase or carry any such margin stock or to reduce or retire any indebtedness incurred for any such purposes. If requested by Bank, Borrower will furnish to Bank a statement in conformity with the requirements of the Federal Reserve Form U-1 referred to in said Regulation U to the foregoing effect. No part of the proceeds of the Loan will be used for any purpose which violates, or which is inconsistent with, the provisions of Regulation X of said Board of Governors. Portions of the Loan will be advanced from time to time by Borrower to one or more of its Subsidiaries.

                                     SECTION 4

                       CONDITIONS PRECEDENT TO FUNDING LOANS

       4.1 CONDITIONS PRECEDENT TO FUNDING INITIAL ADVANCE. The obligation of Bank to fund the initial Advance under this Loan Agreement or issue the initial Letter of Credit shall be subject to the fulfillment of the following conditions precedent in a manner satisfactory to the Bank on or before date of such Advance:

              (a)    Bank shall have received the following:

                     (i)    The duly executed Note;

                     (ii) A certificate signed by a duly authorized officer of Borrower, stating that, to the best knowledge and belief of such officer, after reasonable and due investigation and review of matters pertinent to the subject matter of such certificate):

                            (1) All of the representations and warranties contained in SECTION 5 hereof, and the other Loan Papers are true and correct as of the date of the Advance; and

                            (2) No event has occurred and is continuing which constitutes an Event of Default or Potential Default.

                     (iii) A signed certificate of the Secretary of Borrower which shall certify the names of the officers of Borrower authorized to sign each of the Loan Papers and the other documents or certificates to be delivered pursuant to the Loan Papers by Borrower, together with the true signatures of each such officers. Bank may conclusively rely on such certificate until it shall receive a further certificate of the Secretary of Borrower canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate;

                     (iv) Resolutions of Borrower approving the execution, delivery and performance of this Loan Agreement, the Note, and the other Loan Papers, as appropriate, and the transactions contemplated herein and therein, duly adopted by Borrower's Board of Directors and accompanied by a certificate of the Secretary of Borrower stating that such resolutions are true and correct, have not been altered or repealed and are in full force and effect;

                     (v)    A duly executed Officer's Certificate;

                     (vi)   The Security Documents, each duly executed; and

                     (vii) Such other information and documents as may be reasonably required by Bank.

              (b) All corporate and legal proceedings and all documents required to be completed and executed by the provisions of, and all instruments to be executed in connection with the transactions contemplated by, this Loan Agreement shall be in form and substance satisfactory to Bank and its counsel.

              (c) The representations and warranties of Borrower contained in this Loan Agreement shall be true and correct in all material respects when made; Borrower shall have complied with all of the terms and conditions of this Loan Agreement to be performed or observed by it and no Event of Default or Potential Default shall be in existence on the date the Advance is made or after giving effect to the Advance, and Bank shall have received a certificate of Borrower, dated the date the Advance is made, to the foregoing effect.

       4.2 CONDITIONS TO ANY SUBSEQUENT ADVANCES. In addition to the conditions precedent specified in SECTION 4.1 of this Loan Agreement, the obligation of Bank to make any subsequent Advance shall also be subject to the fulfillment of the following conditions precedent on or before the date of such Advance in a manner satisfactory to Bank: (i) the representations and warranties of Borrower contained in this Loan Agreement shall be true and correct in all material respects when made and as of the date of such Advance with the same effect as if made on and as of such date, (ii) Borrower shall have complied with all of the terms and conditions of this Loan Agreement to be performed or observed by it, and (iii) no Event of Default or Potential Default shall be in existence on such date or after giving effect to the Advance to be made on such date.

       4.3 EFFECT OF REQUEST FOR ANY SUBSEQUENT ADVANCE. Any request by Borrower for a subsequent Advance shall be deemed to be a representation and warranty that the matters set forth in SECTION 4.2 hereof are true and correct as of the date of such request and the date of such Advance.

                                     SECTION 5

                           REPRESENTATIONS AND WARRANTIES

       In order to induce Bank to enter into this Loan Agreement and to make the Loan and issue the Letters of Credit, Borrower hereby represents and warrants to and agrees with Bank that:

       5.1 ORGANIZATION AND GOOD STANDING. Borrower and each Subsidiary is a corporation duly organized and validly existing in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to carry on its business as presently conducted and to own or hold under lease its properties; Borrower and each Subsidiary is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which the failure to so qualify would have an adverse material effect on either the Borrower or such Subsidiary; and Borrower has full corporate power and authority to execute and deliver the Loan Papers to which it is a party, and to perform its obligations thereunder.

       5.2 AUTHORIZATION; ENFORCEABLE OBLIGATIONS. The Note and the other Loan Papers to which Borrower is a party have been duly authorized and have been or will be duly executed and delivered by Borrower and each such Subsidiary, as applicable, and constitute or will constitute, when executed and delivered, the legal, valid and binding obligations of Borrower and such Subsidiary, as applicable, enforceable against Borrower and such Subsidiary in accordance with their respective terms (except to the extent that enforcement thereof may be limited by any applicable bankruptcy, reorganization, moratorium or similar laws affecting creditors' rights generally or general equitable principles),

       5.3 NO CONFLICTS. The execution, delivery and performance by Borrower of the Note and the other Loan Papers to which it is a party are not and will not be in violation of the certificate of incorporation or by-laws of Borrower, are not and will not be in violation of or conflict with any material law or governmental rule or regulation, judgment, writ, order, injunction, award or decree of any court, arbitrator, administrative agency or other governmental authority applicable to Borrower; are not and will not conflict or be inconsistent with, or result in any breach of, any of the terms, covenants, conditions or provisions of or constitute a material default under any indenture, mortgage, contract, deed of trust, debenture, agreement or other undertaking or instrument to which Borrower or any Subsidiary is a party or by which any of its or their material assets may be bound or affected; and do not and will not result in the creation or imposition of (or obligation to create or impose) any Lien on any of its or their material assets pursuant to the provisions of any such indenture, mortgage, contract, deed of trust, debenture, agreement or other undertaking or instrument.

       5.4 NO CONSENTS. The execution, delivery and performance by Borrower of the Note and other Loan Papers to which it is a party do not and will not require any consent of any other Person or any consent, license, permit, authorization or other approval of, any giving of notice to, any exemption by, any registration, recording, publication, declaration or filing with, or any taking of any other action in respect of, any court, arbitrator, administrative agency or other Governmental Authority.

       5.5 PAYMENT OF TAXES. Borrower and each Subsidiary have filed all material federal, state and other tax returns and reports required to be filed, and have paid all taxes as shown on said returns and reports and all assessments received by it to the extent that such taxes and assessments have become due (except to the extent that the same are being contested in good faith by appropriate proceedings diligently prosecuted and as to which adequate reserves have been set aside in conformity with Generally Accepted Accounting Principles).

       5.6 LITIGATION. There is no action, suit, investigation or proceeding by or before any court, arbitrator, administrative agency or other governmental authority pending or threatened (a) which involves any of the transactions contemplated presently by this Loan Agreement which, if adversely determined, would materially and adversely affect the present financial condition, business, or operations of Borrower or any Subsidiary, or (b) against or affecting Borrower or any Subsidiary which, if adversely determined, would materially adversely affect the present financial condition, business, or operations of Borrower or any Subsidiary.

       5.7 NO DEFAULT. Neither the Borrower nor any Subsidiary is in default under any material order, writ, injunction, award or decree of any court, arbitrator, administrative agency or other governmental authority binding upon or affecting it or by which any of its assets may be bound or affected, or under any agreement or other undertaking or instrument to which it is a party or by which it is bound (including, without limitation, this Loan Agreement), and nothing has occurred which would materially and adversely affect the ability of Borrower or any Subsidiary to carry on its business or perform its obligations under any such order, writ, injunction, award, decree, agreement or other undertaking or instrument.

       5.8 PROPERTIES. The Borrower has good and defensible title to all of the assets reflected as owned in the financial statements referred to in SECTION
5.9 hereof. There are no Liens on any of the Collateral, except for the Liens otherwise permitted pursuant to SECTION 7.3 hereof.

       5.9 FINANCIAL STATEMENTS AND CONDITION. Borrower has delivered to Bank copies of the consolidated balance sheet of Borrower and its Consolidated Subsidiaries as of December 31, 1997, and the related consolidated statements of income, stockholders equity and changes in financial position for the year ending such date, certified by Ernst & Young L.L.P., independent certified public accountants; such financial statements are true and correct, fairly present the financial condition of Borrower and its Consolidated Subsidiaries as of such date and there has been no material change in Borrower's financial condition since such date.

       5.10 SUBSIDIARY. Borrower presently has no Subsidiaries other than Optical Data Systems, Texas, Inc., Optical Data Systems, GmbH, Optical Data Systems Ltd., Optical Data Systems SARL, Optical Data Systems Ltda., ODS Ltd., Optical Data Systems (Barbados) Ltd. and Optical Data Systems sdn.bhd. As of the date hereof, Optical Data Systems, Texas, Inc. is the only Granting Subsidiary.

       5.11 EVENT OF DEFAULT. No Event of Default or Potential Default has occurred and is continuing.

       5.12 LOCATION OF ASSETS. All assets of Borrower and each Subsidiary are located at the addresses listed on EXHIBIT "C" attached hereto and made a part hereof and at other locations disclosed in Borrower's annual reports, copies of which have been delivered to the Bank prior to the date hereof, and without the prior written consent of Bank, no asset of Borrower or any Subsidiary will be kept at any other address.

       5.13 COMPLIANCE WITH LAWS. Borrower and its Subsidiaries are in compliance with all material laws, rules, regulations, orders and decrees which are applicable to Borrower or any Subsidiary, or its or their properties.

       5.14 LEASES. Neither Borrower nor any Subsidiary is the lessee of any material real or personal property except as has been disclosed in writing to Bank.

       5.15 SURVIVAL OF REPRESENTATIONS. All representations and warranties by Borrower herein shall survive delivery of the Note and the making of the Loan, and any investigation at any time made by or on behalf of Bank shall not diminish Bank's right to rely thereon.

                                     SECTION 6

                               AFFIRMATIVE COVENANTS

       Borrower covenants and agrees that (unless Bank otherwise consents in writing) so long as any part of the Revolving Credit Commitment shall be in effect or any Letter of Credit or any portion of the Obligation shall be outstanding, Borrower will, and where applicable will cause each of its Subsidiaries to:

       6.1 EXISTENCE; COMPLIANCE WITH LAWS; ETC. (a) Preserve and keep in full force and effect its existence, and all material licenses, privileges, franchises, permits and other rights of any kind which are necessary to the proper conduct of its business, (b) comply with all applicable, material laws and duly observe all valid requirements of Governmental Authorities, (c) continue to conduct and operate its business, substantially as currently conducted and operated, and (d) maintain, preserve and protect such of its material properties, whether owned or leased, which are necessary or useful in its business, and keep the same in satisfactory operating condition and from time to time make, or cause to be made, all needed repairs, renewals, replacements and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times and will comply with the material provisions of all leases to which it is a party or under which it occupies property so as to prevent any material loss or forfeiture thereunder.

       6.2 PAYMENT OF CHARGES. File all material federal, state and other tax returns and reports which are required by law to be filed, and pay and discharge promptly all taxes as shown on said returns and reports and all assessments received by it and all governmental charges and other indebtedness to third parties imposed upon its income and its properties to the extent that such taxes, assessments, and other charges and indebtedness become due, except to the extent the validity or amount of such are being contested in good faith by appropriate proceedings diligently prosecuted and as to which adequate reserves have been set aside in conformity with Generally Accepted Accounting Principles.

       6.3 INSURANCE. Keep all insurable property, real and personal, adequately insured at all times in such amounts and against such risks as are customary for Persons in similar businesses operating in the same vicinity, specifically to include a policy of hazard, casualty, fire and extended coverage insurance covering all assets, business interruption insurance, liability insurance and worker's compensation insurance, in every case under a policy with a financially sound and reputable insurance company and only with such deductibles as are customary.

       6.4 RIGHTS OF INSPECTION. Permit any representative of Bank, upon reasonable notice, to visit and inspect any of its properties, books and records and to take copies thereof and to discuss its affairs with its officers and accountants, all at such times during normal business hours, in such detail, and as often as Bank may reasonably request and Borrower will pay the reasonable fees and disbursements of any accountants or other agents of Bank for the foregoing purposes.

       6.5    FINANCIAL STATEMENTS, REPORTS AND INFORMATION.  Furnish to Bank:

              (a) As soon as practicable and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, consolidated and consolidating balance sheets of Borrower and its Consolidated Subsidiaries as at such date, and the statements of operations and retained earnings and of changes in financial position for the year then ended, all in reasonable detail, prepared in conformity with Generally Accepted Accounting Principles, the statements to be accompanied by an unqualified opinion of independent certified public accountants acceptable to Bank, which opinion shall be to the effect that such statements have been prepared in accordance with Generally Accepted Accounting Principles consistently followed throughout the period indicated, except for such changes in such principles with which the independent public accountants shall have concurred, and which shall also state that no Event of Default or Potential Default has come to the knowledge of such accountants, or if such is not the case, the details of such Event of Default or Potential Default, and the statements to be certified by the President or principal financial officer of Borrower.

              (b) As soon as practicable and in any event within thirty (30) days after the last day of each fiscal quarter of Borrower the consolidated and consolidating balance sheets of Borrower and its Consolidated Subsidiaries as at such date and the related statements of operations and retained earnings, and a statement of changes in financial position (including statement of sources and uses of funds) for the elapsed portion of the fiscal year of Borrower ended with the last day of such month, all in reasonable detail prepared in conformity with Generally Accepted Accounting Principles (subject to routine audit and normal year-end adjustments) and certified by the President or principal financial officer of Borrower.

              (c) Concurrently with the delivery of each of the financial statements of Borrower and its Consolidated Subsidiaries pursuant to paragraphs (a) and (b) above, an Officer's Certificate, signed by the President or principal financial officer of Borrower and each Subsidiary which certificate shall: (A) state that to the best of his knowledge, Borrower has fulfilled each and every covenant and condition contained in the Note and the Loan Papers including this Loan Agreement, and at the end of such fiscal period is not in default in the performance, observance or fulfillment of any of the covenants and conditions of the Note or the Loan Papers, including this Loan Agreement, or, if Borrower shall be in default, specifying all such defaults and the nature and status thereof; and (B) containing a computation of and showing compliance with each of the financial ratios specified in SECTION 7 of this Loan Agreement.

              (d) Promptly, after knowledge thereof, written notice of (i) the occurrence of any Event of Default or Potential Default or (ii) any action, suit, investigation or proceeding against Borrower or any Subsidiary, which, if adversely determined, would have a material adverse effect upon Borrower or (iii) the existence of any actual or potential liability of Borrower or any Subsidiary (direct or contingent) in excess of $500,000.

              (e) Promptly, such additional, reasonable financial and other information concerning the operation, financial condition, business, operations or property of Borrower as Bank may from time to time reasonably request.

       6.6 PAYMENT OF EXPENSES AND TAXES. Borrower agrees to pay or reimburse Bank for all of its reasonable costs and expenses incurred in connection with the preparation, execution, consummation, amendment, modification or enforcement of the Note and the Loan Papers, including this Loan Agreement, including the reasonable fees and expenses of its counsel.

       6.7    FURTHER ASSURANCES AND COLLATERAL MATTERS.

              (a) FURTHER ASSURANCE AND EXCEPTIONS TO PERFECTION. Borrower will, and will cause each Subsidiary to, execute and deliver such further documentation and take such further action as may be requested by the Bank to carry out the provisions and purposes of the Loan Papers and to create, preserve, and perfect the Liens of the Bank created pursuant to the Security Documents.

              (b) GRANTING SUBSIDIARY PLEDGE. Upon the creation or acquisition of any Granting Subsidiary, Borrower shall cause such Granting Subsidiary to execute and deliver a joinder agreement to the Subsidiaries Security Agreement, in substantially the form of EXHIBIT "G", and such other documentation as the Bank may request to cause such Granting Subsidiary to evidence, perfect, or otherwise implement the security for repayment of the Obligations contemplated by the Subsidiaries Security Agreement.

                                     SECTION 7

                                 NEGATIVE COVENANTS

       Borrower covenants and agrees from and after the date of this Loan Agreement, that so long as any part of the Revolving Credit Commitment shall be in effect or any Letter of Credit or any portion of the Obligation shall be outstanding, without the prior written consent of Bank:

       7.1 DISTRIBUTIONS. Borrower will not and will not permit any Subsidiary to make any distribution (other than dividends) to Shareholders.

       7.2 INDEBTEDNESS. Borrower will not and will not permit any Subsidiary to, incur or permit to exist, Indebtedness in an aggregate amount greater than $1,000,000, excluding, however, (i) the Loan hereunder, (ii) loans from any Subsidiary to Borrower, (iii) loans from Borrower to any Subsidiary which would not violate the $5,000,000 limit set forth in SECTION 7.4,
(iv) current accounts payable arising in the ordinary course of business, and
(v) Indebtedness for current taxes not delinquent or for taxes being contested in good faith and by appropriate proceedings.

       7.3 LIENS. Borrower will not and will not permit any Subsidiary to, create or permit to exist any Lien with respect to any of its properties or assets now owned or hereafter acquired, except (i) for current taxes not delinquent or for taxes being contested in good faith by appropriate proceedings, and
(ii) Liens arising in the ordinary course of business for sums not due or sums being contested in good faith and by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services.

       7.4 LOANS OR ADVANCES. Borrower will not and will not permit any Subsidiary to make or permit to exist any loans or advances to any other Person, except (i) the enforcement, in the ordinary course of collection, of instruments payable to it or to its order, (ii) in connection with Indebtedness owing to Bank, (iii) loans from any Subsidiary to Borrower, and (iv) loans from Borrower to any Subsidiary; provided, however, that all intercompany loans, advances, distributions or transfers or dispositions of assets from Borrower to its Subsidiaries shall not exceed $5,000,000 in aggregate amount during any calendar year, regardless of whether any of such loans, advances, distributions, transfers or dispositions have been repaid.

       7.5 MERGERS, CONSOLIDATIONS, SALES. Borrower will not, and will not permit any Subsidiary to, be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or securities of any class of, or any partnership or joint venture interest in, any other Person or, except in the ordinary course of its business, sell, transfer, convey or lease its properties, rights, assets, or business or sell or assign (except to the Bank), with or without recourse, any receivables.

       7.6 INVESTMENTS. Borrower will not, and will not permit any Subsidiary to, make or suffer to exist any Investment, except (i) Borrower's ownership of stock of Subsidiaries, (ii) Investments outstanding on the date hereof and disclosed to Bank, (iii) loans or advances permitted by SECTION 7.4 hereof, (iv) Investments in U.S. Government obligations or (iv) Investments in commercial paper and other short-term obligations having a credit quality rating equal to Aa or A1/P1 or better.

       7.7 LINES OF BUSINESS. Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly engage in any business other than those in which it is presently engaged, or discontinue any of its existing lines of business or substantially alter its method of doing business.

       7.8 AFFILIATE TRANSACTIONS. Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction with, or pay any management fees to, any Affiliate; provided, however, that Borrower and its Subsidiaries may enter into transactions with Affiliates upon terms not less favorable to Borrower and its Subsidiaries than would be obtainable at the time in comparable transactions of Borrower and its Subsidiaries in arms-length dealings with Persons other than Affiliates.

       7.9 ISSUANCE OF SHARES. Borrower will not, and will not permit any of its Subsidiaries to, issue, sell or otherwise dispose of, any shares of its capital stock or other securities, or rights, warrants or options to purchase or acquire any shares of securities, except for any capital stock or other securities or rights, warrants or options to purchase or acquire any shares of securities granted in connection with the 1983 ODS Incentive Stock Option Plan, the 1987 ODS Incentive Stock Option Plan, the 1995 ODS Stock Option Plan, the 1995 ODS Non-Employee Directors Stock Option Plan, the 1997 ODS Employee Stock Purchase Plan or an employee stock option plan approved by the Bank in writing.

       7.10 EXECUTIVE PERSONNEL. Borrower will not, and will not permit any Subsidiary to, substantially change its present executive or management personnel.

       7.11 CHANGE IN OWNERSHIP. There will be no change in the existing control of either Borrower or any of its Subsidiaries (as used herein, "control" means ownership or control sufficient to control election or designation of executive management functions or the personnel performing such functions). Promptly upon receiving knowledge thereof (and in any event within three (3) days of first receiving such knowledge), Borrower shall notify Bank in writing of any change, or pending change, in the control of Borrower or any Subsidiary. At Bank's request at any time following receipt of such notice, Borrower agrees to prepay to Bank all of the Obligations in full. Such prepayment shall be made at or prior to the effective time of any such change, or upon demand by Bank in the event any such change has already become effective at the time of such notice.

       7.12 CONSOLIDATED TANGIBLE NET WORTH. Borrower will not permit, as of the last day of any calendar quarter, the Consolidated Tangible Net Worth for such day to be less than the amount opposite the applicable date in the following chart:

                                                 Minimum Consolidated
                  Date                            Tangible Net Worth
           December 31, 1997                         $66,000,000


             March 31, 1998                          $63,000,000

             June 30, 1998                           $61,000,000

           September 30, 1998                        $60,300,000

 December 31, 1998 and the last day of
     each fiscal quarter thereafter                  $59,500,000

       7.13 CURRENT RATIO. Borrower will at all times maintain a Current Ratio of not less than 1.75 to 1.00. "Current Ratio" means, with respect to the Borrower and the Consolidated Subsidiaries, as of any date, the ratio of (a) all unencumbered cash (including cash held in deposit accounts that are not subject to a Lien) and unencumbered investments that can be converted to cash within 1 Business Day PLUS 80% of Eligible Receivables to (b) current liabilities (as set forth on a consolidated balance sheet prepared in conformity with Generally Accepted Accounting Principles) PLUS the portion of the outstanding principal amount of the Loan not included in current liabilities.

       7.14 CASH BALANCE. Borrower will not at any time permit the balance of all unencumbered cash (including cash held in deposit accounts that are not subject to a Lien) and unencumbered investments that can be converted into cash within 1 Business Day, each as set forth on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared in conformity with Generally Accepted Accounting Principles, to be less than $10,000,000.

                                     SECTION 8

                                 EVENTS OF DEFAULT

       8.1 NATURE OF EVENT. An Event of Default shall exist hereunder if any one or more of the following occurs and is continuing:

              (a) Borrower fails to make, when due, any payment or prepayment of (i) principal or interest on the Note or (ii) any fee or other Obligation;

              (b) Default is made in the due observance or performance by Borrower or any Subsidiary of any of the covenants or agreements contained in this Loan Agreement or in any other Security Instrument (other than those set forth in SECTIONS 7.12, 7.13 and 7.14 hereof);

              (c) Default is made in the observance or performance by Borrower of any of the covenants set forth in SECTIONS 7.12, 7.13 or 7.14 hereof and such default shall continue for thirty days;

              (d) Any Loan Paper shall in any way whatsoever cease to give Bank the rights, interests, remedies, powers or privileges intended to be created thereby;

              (e) Any statement, warranty or representation by or on behalf of Borrower or any Subsidiary contained in this Loan Agreement or in any other Loan Paper or any certificate furnished in connection with this Loan Agreement, proves to have been incorrect in any material respect as of the date made or deemed made;

              (f) Borrower or any Subsidiary shall generally not pay its debts as they become due or shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors;

              (g) Borrower or any Subsidiary shall commence any case, proceeding or other action seeking reorganization, rearrangement, adjustment, liquidation, dissolution or composition of it or him or its or his debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official of it or him or of all or any substantial part of its or his property;

              (h) Any case, proceeding or other action against Borrower or any Subsidiary shall be commenced seeking to have an order for relief entered against it as debtor, seeking reorganization, rearrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or similar official for it or for all or any substantial part of its property, and such case, proceeding or other action (i) results in the entry of an order for relief against it or him which is not fully stayed within seven (7) Business Days after the entry thereof or (ii) remains undismissed for a period of sixty (60) days;

              (i) Any judgment against Borrower or any attachment or other levy against the property of Borrower with respect to a claim remains unpaid, unstayed on appeal, undischarged, not bonded or not dismissed for a period of thirty days;

              (j) The occurrence of a "default" or an "event of default" pursuant to the provisions of any Loan Paper; or

              (k) Default in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any other Indebtedness (which in the aggregate is in excess of the principal amount of $500,000) for borrowed money of Borrower and such default shall continue for a period of thirty (30) days or Borrower fails to perform or observe in any material manner any material provision contained in any such Indebtedness for borrowed money or any agreement securing or relating to such Indebtedness (or any other material breach or material default under such indebtedness or agreement occurs) if the effect of such failure to perform or observe such provision (or breach or default) is to permit such Indebtedness to become due prior to its stated maturity or prior to its regularly scheduled dates of payment and such failure continues for a period of thirty (30) days.

       8.2 DEFAULT REMEDIES. If an Event of Default shall have occurred, Bank may, at its option, take one or more of the following actions: (a) declare the entire principal and all interest accrued on the Note to be due and payable, and such Note shall thereupon become, forthwith due and payable, without any presentment, demand, protest, notice of protest and nonpayment, notice of intention to accelerate, notice of acceleration, notice of default or other notice of any kind, all of which hereby are expressly waived, (b) terminate the Revolving Credit Commitment, (c) reduce any claim to judgment and/or (iv) without notice of default or demand, pursue and enforce any of Bank's rights and remedies under the Loan Papers, or otherwise provided under or pursuant to any applicable law or agreement; provided, however, that if an Event of Default specified in SECTION 8.1(g) or (h) above occurs, the Revolving Credit Commitment shall be immediately terminated and the Note shall become immediately due and payable, both as to principal and interest, without any action by Bank and without presentment, demand, protest, notice of protest and nonpayment, notice of intention to accelerate, notice of acceleration, notice of default or any other notice of any kind or character, all of which are hereby expressly waived; anything contained herein or in the Note to the contrary notwithstanding. If Borrower fails to pay when due the principal of, or interest on, the Note, Borrower shall pay to the holder of such Note, to the extent permitted by applicable law, such further amount as shall be sufficient to cover the cost and expense of collection, including (but not limited to) reasonable attorneys' fees. Bank shall be entitled to exercise any and all rights and remedies granted to it herein and in any of the other Loan Papers and under applicable law.

                                     SECTION 9

                                 GENERAL PROVISIONS

       9.1 AMENDMENT AND WAIVER. The provisions of the Note and the other Loan Papers, including this Loan Agreement, may not be amended, and the observance of any term thereof may not be waived, without the express written consent of Bank and Borrower and/or the other Person which is a party thereto.

       9.2 DELAY NOT A WAIVER; CUMULATIVE REMEDIES. No failure or delay on the part of Bank in exercising any right, power or privilege under the Note or the Loan Papers, including this Loan Agreement, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in the Note and the Loan Papers, including this Loan Agreement, are cumulative and not exclusive of any rights or remedies provided by law, and shall include the right to set off against the Note and all of the other obligations of Borrower to Bank, all money or property in Bank's possession, held for, or owed to, Borrower.

       9.3 NOTICES. Any notice hereunder to Borrower shall be in writing and, if mailed, shall be deemed to be given when sent by mail, return receipt requested, postage prepaid, and addressed to Borrower or any Subsidiary, as appropriate, at the following address:

       1101 Arapaho Road
       Richardson, Texas 75081
       Attention: Mr. Timothy Kinnear

or at such other address as Borrower may designate by written notice.

       Any notice hereunder to Bank shall be in writing and, if mailed, shall be deemed to be given when sent by mail, return receipt requested, postage prepaid, and addressed to Bank at the address set forth opposite Bank's signature line or at such other address as Bank may designate by written notice to Borrower.

       9.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made in the Note and in the other Loan Papers, including this Loan Agreement, and in any certificates delivered pursuant hereto and thereto shall survive the execution and delivery of this Loan Agreement and the Notes and the making of the Loans.

       9.5 SUCCESSORS AND ASSIGNS. This Loan Agreement shall be binding upon and inure to the benefit of Borrower and Bank and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights under this Loan Agreement without the prior written consent of Bank.

       9.6 COUNTERPARTS. This Loan Agreement may be executed in any number of separate counterparts and all of the said counterparts taken together shall be deemed to constitute one and the same instrument.

       9.7 GOVERNING LAW. THE NOTE AND THE OTHER LOAN PAPERS, INCLUDING THIS LOAN AGREEMENT, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS AND APPLICABLE FEDERAL LAWS, AND SHALL BE PERFORMABLE IN DALLAS, DALLAS COUNTY, TEXAS.

       9.8 USURY. It is the intention of the parties hereto to conform strictly to usury laws applicable to Bank. Accordingly, if the transactions contemplated hereby would be usurious under applicable law (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable, notwithstanding the other provisions of this Loan Agreement), then, in that event, notwithstanding anything to the contrary in the Note, this Loan Agreement or in any other Loan Paper or agreement entered into in connection with or as security for the Note, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to Bank that is contracted for, taken, reserved, charged or received under the Note, this Loan Agreement or under any of the other aforesaid Loan Papers or agreements or otherwise in connection with the Note, shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be credited by Bank on the principal amount of the Obligation (or, if the principal amount of the Obligation shall have been paid in full, refunded to Borrower); and (ii) in the event that the maturity of any or all Note is accelerated by reason of an election of Bank resulting from any Event of Default under this Loan Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to Bank may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Loan Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by Bank on the principal amount of the Obligation (or, if the principal amount of the Indebtedness shall have been paid in full, refunded by Bank to Borrower). To the extent that Article 5069-1.04, as amended, of the Texas Revised Civil Statutes is relevant to Bank for the purpose of determining the maximum lawful rate, Bank hereby elects to determine the applicable rate ceiling under such Article by the indicated (weekly) rate ceiling from time to time in effect, subject to Bank's right subsequently to change such method in accordance with applicable law.

       9.9 NON-APPLICABILITY OF CHAPTER 346 OF THE TEXAS FINANCE CODE. The provisions of Chapter 346 of the Texas Finance Code shall not apply to the Loan or any of the Loan Papers.

       9.10 DESCRIPTIVE HEADINGS. The captions in this Loan Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

       9.11 TERM OF LOAN AGREEMENT. This Loan Agreement shall continue until the Note shall have been paid in full and until all other liabilities and obligations of Borrower under this Loan Agreement shall have been fully satisfied and the Revolving Credit Commitment and all Letters of Credit terminated in full.

       9.12 CAPITAL ADEQUACY. If, after the date hereof, Bank shall have determined that either (i) the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, of (ii) compliance by Bank (or any lending office of Bank) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Bank's capital as a consequence of its obligations hereunder to a level below that which bank could have achieved but for such adoption, change or compliance (taking into consideration Bank's policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within ten (10) days after demand by Bank Borrower shall pay to Bank such additional amount of amounts as will compensate Bank for such reduction. Bank will promptly notify Borrower of any event of which it has actual knowledge, occurring after the date thereof, which will entitle Bank to compensation pursuant to this SECTION 9.12. A certificate of Bank claiming compensation under this SECTION 9.12 and setting forth the additional amount of amounts to be paid to it hereunder, together with the description of the manner in which such amounts have been calculated, shall be conclusive in the absence of manifest error. In determining such amount, Bank may use any reasonable averaging and attribution methods.

       9.13 RENEWAL, EXTENSION, AMENDMENT AND RESTATEMENT. This Loan Agreement is entered into for purposes of amending and restating the Prior Loan Agreement. This Agreement shall not constitute a novation of all or any portion of the Borrower's indebtedness or obligations evidenced by or arising under or otherwise existing with respect to the Prior Loan Agreement or any instrument, agreement or other documents executed or delivered in connection therewith (herein collectively referred to as the "ORIGINAL LOAN PAPERS"). All Indebtedness and Obligations that are owed to the Bank under the Prior Loan Agreement or under any Original Loan Paper shall continue to exist in full force and effect. The Loan outstanding under the Prior Loan Agreement as of the date hereof shall be deemed to be, and shall be, the initial outstanding Loan under this Loan Agreement and shall be subject to this Loan Agreement.

       9.14 NO ORAL AGREEMENTS. THIS AGREEMENT AND THE OTHER LOAN PAPERS AS WRITTEN REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

       IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed and delivered as of the day and year first above written.

                                   BORROWER:

                                   ODS NETWORKS, INC., formerly known as
                                   Optical Data Systems, Inc.


                                   By:           /s/ Timothy W. Kinnear
                                      ------------------------------------------
                                          Timothy W. Kinnear, Vice President
                                                        and Treasurer

                                   BANK:

Address:                           NATIONSBANK OF TEXAS, N.A.

901 Main Street, 7th Floor         By:    /s/ Frank Izzo
P. O. Box 831000                      -------------------------------
Dallas, Texas 75283-1000           Name:  Frank Izzo
                                        -----------------------------
                                   Title: Senior Vice President
                                         ----------------------------

                                   LIST OF EXHIBITS


EXHIBIT "A". . . . . . . . . . . . . . . . . . . . . . . . . . . . .Form of Note

EXHIBIT "B". . . . . . . . . . . . . . . . . . . . . . . . Officer's Certificate

EXHIBIT "C". . . . . . . . . . . . . . . . . . . . . . . . . .Location of Assets

EXHIBIT "D". . . . . . . . . . . . . . . . . . . . . . . . . Form of Application

EXHIBIT "E". . . . . . . . . . . . . . . . . Form of Borrower Security Agreement

EXHIBIT "F". . . . . . . . . . . . . . . Form of Subsidiaries Security Agreement

EXHIBIT "G". . . . . . . . . . . . . . . . . . . . . . Form of Joinder Agreement

EXHIBIT "H". . . . . . . . . . . . . . . . . . . . . . . List of Account Debtors

                                    EXHIBIT "A"

                                 ODS NETWORKS, INC.

                                    Form of Note

                               NINTH PROMISSORY NOTE

$15,000,000.00                  Dallas, Texas                 December 31, 1997


       FOR VALUE RECEIVED, the undersigned, ODS NETWORKS, INC., formerly known as OPTICAL DATA SYSTEMS, INC., a Texas corporation ("Maker") hereby unconditionally promises to pay to the order of NATIONSBANK OF TEXAS, N.A., formerly known as NCNB Texas National Bank ("Payee"), at 901 Main Street, Dallas Texas, or at such other address given to Maker by Payee, the principal sum of Fifteen Million and No/100 Dollars ($15,000,000.00), or so much thereof as may be advanced prior to maturity, in lawful money of the United States of America, together with interest (calculated on the basis of a 360 day year), on the unpaid principal balance from day-to-day remaining, computed from the date of advance until maturity at the rate per annum which shall from day-to-day be equal to the lesser of (a) the Maximum Rate, or (b) at the election of the Maker as provided in the Loan Agreement, as amended (as hereinafter defined), (i) the Prime Rate (hereinafter defined) in effect from day-to-day, or (ii) the Eurodollar Rate (as defined in the Loan Agreement, as amended) plus one and three-quarters percent (1.75%). If at any time and from time to time the rate of interest calculated pursuant to item (b) above would exceed the Maximum Rate, thereby causing the interest payable hereon to be limited to the Maximum Rate, then any subsequent reduction in the rate specified in item (b) above shall not reduce the rate of interest hereon below the Maximum Rate until the total amount of interest accrued hereon from and after the date of the first advance hereunder equals the amount of interest which would have accrued hereon if the rate specified in item (b) above had at all times been in effect.

       The term "Maximum Rate," as used herein, shall mean, with respect to the holder hereof, the maximum nonusurious interest rate, if any, that at any time, or from time to time, may be contracted for, taken, reserved, charged, or received on the indebtedness evidenced by this Note. To the extent that Article 5069-1.04, Title 79, Texas Revised Civil Statutes, as amended, is relevant to any holder of this Note for the purposes of determining the Maximum Rate, the Payee hereby notifies Maker that the "applicable rate ceiling" shall be the "indicated rate ceiling" referred to in Article 5069-1.04(a)(1) from time to time in effect, as limited by Article 5069-1.04(b); provided, however, that to the extent permitted by applicable law, Payee reserves the right to change the "applicable rate ceiling" from time to time by further notice and disclosure to Maker; and, provided further, that the "Maximum Rate" for purposes of this Note shall not be limited to the applicable rate ceiling under Article 5069-1.04 if federal laws or other state laws now or hereafter in effect and applicable to this Note (and the interest contracted for, charged and collected hereunder) shall permit a higher rate of interest.

       As used herein, the term "Prime Rate" means the variable rate of interest established from time to time by Payee as its Prime Interest Rate or Base Rate, each change in the rate charged hereunder to become effective, without notice to Maker, on the effective date of each change in the Prime Rate. Maker acknowledges that Payee may, from time to time, extend credit to other borrowers at rates of interest varying from, and having no relationship to, such Prime Interest Rate or Base Rate.

       This Note has been executed and delivered pursuant to, and is subject to certain terms and conditions set forth in, that certain Third Amended and Restated Revolving Credit Loan Agreement (the "LOAN AGREEMENT") between Maker and Payee, dated as of December 31, 1997, and is the "Note" referred to in the Loan Agreement. The Holder of this Note shall be entitled to the benefits provided in the Loan Agreement. Reference is made to the Loan Agreement for a statement of (i) the obligation of Payee to advance funds hereunder, (ii) the events upon which the maturity of this Note may be accelerated, and (iii) Maker's right to cure certain events of default, if any, as more fully set forth therein.

       The entire unpaid principal balance of this Note shall be due and payable in full on April 12, 1999. Accrued and unpaid interest on this Note shall be due and payable on each Interest Payment Date (as defined in the Loan Agreement, as amended) and on the Termination Date (as defined in the Loan Agreement).

       All past due principal and, to the extent permitted by applicable law, interest upon this Note shall bear interest at the Default Rate (as defined in the Loan Agreement).

       Maker and each surety, endorser, guarantor and other party ever liable for payment of any sums of money payable on this Note, jointly and severally waive presentment, protest, notice of protest and non-payment, or other notice of default, notice of acceleration and intention to accelerate, and agree that their liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or any indulgences, or by any release or change in any security for the payment of this Note, and hereby consent to any and all renewals, extensions, indulgences, releases or changes, regardless of the number of such renewals, extensions, indulgences, releases or changes.

       No waiver by Payee of any of its rights or remedies hereunder or under any other document evidencing or securing this Note or otherwise shall be considered a waiver of any other subsequent right or remedy of Payee; no delay or omission in the exercise or enforcement by Payee of any rights or remedies shall ever be construed as a waiver of any right or remedy of Payee; and no exercise or enforcement of any such rights or remedies shall ever be held to exhaust any right or remedy of Payee.

       Maker reserves the right to prepay the outstanding principal balance of this Note, in whole or in part, at any time and from time to time (subject to the provisions of the Loan Agreement, as amended, relating to the prepayment of Eurodollar Advances), without premium or penalty. Any such prepayment shall be made together with payment of interest accrued on the amount of principal being prepaid through the date of such prepayment, and shall be applied to the installments of principal due hereunder in the inverse order of maturity. Any prepayment of a Eurodollar Advance may be made only on the terms contained in the Loan Agreement (as amended).

       Regardless of any provision contained in this Note, the Loan Agreement or any other document executed or delivered in connection therewith, Payee shall never be deemed to have contracted for or be entitled to receive, collect or apply as interest on this Note, any amount in excess of the Maximum Rate, and, in the event that Payee ever receives, collects or applies as interest any such excess, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of this Note, and, if the principal balance of this Note is paid in full, any remaining excess shall forthwith be paid to Maker. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate, Maker and Payee shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest, (ii) exclude voluntary prepayments and the effect thereof, and (iii) spread the total amount of interest throughout the entire contemplated term of this Note so that the interest rate is uniform throughout such term; provided, that if this Note is paid and performed in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, if any, Payee or any holder hereof shall refund to Maker the amount of such excess, or credit the amount of such excess against the aggregate unpaid principal balance of all advances made by the Payee or any holder hereof under this Note at the time in question.

       This Note is being executed and delivered, and is intended to be performed in the State of Texas. Except to the extent that the laws of the United States may apply to the terms hereof, the substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Note. In the event of a dispute involving this Note or any other instruments executed in connection herewith, the undersigned irrevocably agrees that venue for such dispute shall lie in any court of competent jurisdiction in Dallas County, Texas.

       This Note modifies in its entirety that certain Eighth Renewal Promissory Note dated April 12, 1997, executed by Maker and payable to the order of Payee in the original principal amount of $15,000,000.00, but does not extinguish the indebtedness evidenced thereby. The indebtedness evidenced hereby was originally evidenced by that certain Promissory Note dated April 30, 1990, executed by Maker and payable to the order of Payee in the original principal amount of $10,000,000.00.

                                   ODS NETWORKS, INC., formerly known as
                                   Optical Data Systems, Inc.



                                   By:        /S/ TIMOTHY W. KINNEAR
                                        ------------------------------------
                                        Timothy W. Kinnear, Vice President
                                        and Treasurer

                                  EXHIBIT "B"

                               ODS NETWORKS, INC.

                              Officer's Certificate

In accordance with the terms and provisions of that certain Second Amended and Restated Revolving Credit Loan Agreement (as amended, the "LOAN AGREEMENT") dated as of April 12, 1997, between Optical Data Systems, Inc., now known as ODS Networks, Inc. ("BORROWER"), and NationsBank of Texas, N.A. ("BANK"), pursuant to which Bank has agreed to extend to Borrower a $15 million revolving line of credit, Borrower is in compliance as indicated below:



        A.     Consolidated Tangible Net Worth of:           ________________
               Not less than:                                ________________

        B.     Total loans, advances, distributions,         ________________
               transfers or dispositions from                ________________
               Borrower to its Subsidiaries shall
               not exceed $5,000,000 in aggregate
               amount during any calendar year


        C.     Current Ratio of:                             ________________
               Not less than:                                1.75 to 1.00

        D.     Cash Balance of:
               Not less than:                                ________________
                                                             $10,000,000

Pursuant to the Loan Agreement, the undersigned certifies that Borrower:

       1.     Has not formed any Subsidiaries without the approval of Bank.

       2.     Has not incurred any federal tax liens.

       3. Has provided Bank with quarterly financial statements within 30 days of quarter-end and annual audited financial statements within 120 days of each fiscal year-end.

       4.     Has not had a significant change in ownership or control.

I certify that Borrower's financial statements as of and for the period ended __________ were prepared in accordance with GAAP and present fairly the financial condition and the results of operations of Borrower for the period then ended.

To the best of my knowledge, during the subject quarter Borrower has fulfilled each and every covenant and condition contained in the Loan Papers, and no Event of Default or Potential Default (as such terms are defined in the Loan Agreement) has occurred or is continuing except as noted below:

BY: ____________________________________________
TITLE: _________________________________________
DATE: __________________________________________
FOR THE QUARTER/YEAR OF: _______________________

                                    EXHIBIT "C"

                                 ODS NETWORKS, INC.

                                 Location of Assets

U.S. OFFICES

Irvine (Los Angeles), CA
714/476-7677

San Ramon (San Francisco), CA
510/831-4780

Denver, CO
303/220-5666

Tampa, FL
813/287-5063

Norcross (Atlanta), GA
770/279-5470

Ewa Beach (Honolulu), HI
808/833-8829

Arlington Heights (Chicago), IL
847/818-1868

Burlington (Boston), MA
617/270-0649

Troy (Detroit), MI
810/524-4046

Minnetonka (Minneapolis), MN
612/449-3008

Saint Louis, MO
314/957-6341

New York, NY
212/432-9261

Cleveland, OH
216/449-8001

Malvern (Philadelphia), PA
610/640-3149

Houston, TX
713/964-2770

Vienna (Washington; DC), VA
703/506-1167




Bellevue (Seattle), WA
206/451-4074
INTERNATIONAL OFFICES

ASIA

Kuala Lumpur, Malaysia - 011.60.3.206.6888
Yongdeungpo-ku, Seoul Korea - 011.82.2.783.9715
Ngee Ann City, Singapore - 011.65.838.5214
Taipei, Taiwan R.O.C. - 011.886.2.577.4352 ext. 627
Tokyo, Japan - 011.81.3.5322.2053

CANADA

Markham (Toronto), Ontario - 905/415-0384

EUROPE

Fleet Hants (London), England - 011.44.1.252.812030
Saint-Mande (Paris), France - 011.33.148.087820
Eching (Munich), Germany - 011.49.89.327.1400

LATIN AMERICA

Sao Paulo, Brazil - 011.55.11.532.2858

CORPORATE HEADQUARTERS

Optical Data Systems, Inc.
1101 East Arapaho Road
Richardson, Texas  75081
Tel:   972/234-6400
Fax:   972/234-1467

Technology Center
1001 East Arapaho road
Richardson, Texas  75081

Warehouse
1241 N. Glenville Drive
Richardson, Texas  75081

Subcontractors/Assembly Sites:
ODS inventory is located at and processed by various subcontractors who assemble products for ODS.

Customers/Potential Customers: ODS inventory is located at various customers' sites and potential customers' sites for demonstration and evaluation purposes.

                                    EXHIBIT "E"
                                 ODS NETWORKS, INC.


                            BORROWER SECURITY AGREEMENT

                            BORROWER SECURITY AGREEMENT

       THIS BORROWER SECURITY AGREEMENT (the "AGREEMENT") dated as of December 31, 1997, is by and between ODS NETWORKS, INC. ("DEBTOR") and NATIONSBANK OF TEXAS, N.A. (the "SECURED PARTY").

                                  R E C I T A L S:

       Debtor, a Texas corporation, is entering into that certain Third Amended and Restated Revolving Credit Loan Agreement (the "Credit Agreement") dated of even date herewith with the Secured Party (which amends and restates that certain Second Amended and Restated Revolving Credit Loan Agreement dated as of April 12, 1997). The execution and delivery of this Agreement is a condition to the Secured Party's entering into the Credit Agreement.

       NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, and in order to induce the Secured Party to make the Loans and issue the Letters of Credit under the Credit Agreement, the parties hereto hereby agree as follows:


                                     ARTICLE 1


                                    DEFINITIONS

       Section 1.1 DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

              "ACCOUNT" means any "account," as such term is defined in Article or Chapter 9 of the UCC, now owned or hereafter acquired by Debtor, and, in any event, shall include, without limitation, each of the following, whether now owned or hereafter acquired by Debtor: (a) all rights of Debtor to payment for goods sold or leased, services rendered or the license of Intellectual Property, whether or not earned by performance,
       (b) all accounts receivable of Debtor, (c) all rights of Debtor to receive any payment of money or other form of consideration, (d) all security pledged, assigned or granted to or held by Debtor to secure any of the foregoing, (e) all guaranties of, or indemnifications with respect to, any of the foregoing, (f) all rights of Debtor as an unpaid seller of goods or services, including, but not limited to, all rights of stoppage in transit, replevin, reclamation and resale; and (g) all rights to brokerage commissions.

              "COLLATERAL" has the meaning specified in SECTION 2.1 of this Agreement.

              "DOCUMENT" means any "document," as term is defined in Article or Chapter 9 of the UCC, now owned or hereafter acquired by Debtor, including, without limitation, all documents of title and all receipts covering, evidencing or representing goods now owned or hereafter acquired by Debtor.

              "INSTRUMENT" means any "instrument," as term is defined in Article or Chapter 9 of the UCC, now owned or hereafter acquired by Debtor, and, in any event, shall include all promissory notes, drafts, bills of exchange and trade acceptances of Debtor, whether now owned or hereafter acquired.

              "INTELLECTUAL PROPERTY" means all copyrights, copyright licenses, patents, patent licenses, trademarks and trademark licenses.

              "INVENTORY" means any "inventory," as term is defined in Article or Chapter 9 of the UCC, now owned or hereafter acquired by Debtor, and, in any event, shall include, without limitation, each of the following, whether now owned or hereafter acquired by Debtor: (a) all goods and other personal property of Debtor that are held for sale or lease or to be furnished under any contract of service; (b) all raw materials, work-in-process, finished goods, inventory, supplies and materials of Debtor; (c) all wrapping, packaging, advertising and shipping materials of Debtor; (d) all goods that have been returned to, repossessed by or stopped in transit by Debtor; and (e) all Documents evidencing any of the foregoing.

              "OBLIGATIONS" means all present and future indebtedness, liabilities, and obligations of Debtor to the Secured Party and the Lenders.

              "PROCEEDS" means any "proceeds," as such term is defined in Article or Chapter 9 of the UCC and, in any event, shall include, but not be limited to, (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Debtor from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to Debtor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting, or purporting to act, for or on behalf of any Governmental Authority), and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

              "UCC" means the Uniform Commercial Code as in effect in the State of Texas PROVIDED, that if, by applicable law, the perfection or effect of perfection or non-perfection of the security interest created hereunder in any Collateral is governed by the Uniform Commercial Code as in effect on or after the date hereof in any other jurisdiction, "UCC" means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or the effect of perfection or non-perfection.

       Section 1.2 OTHER DEFINITIONAL PROVISIONS. Terms used herein that are defined in the Credit Agreement and are not otherwise defined herein shall have the meanings therefor specified in the Credit Agreement. References to "Sections," "subsections," "Exhibits" and "Schedules" shall be to Sections, subsections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. All references to statutes and regulations shall include any amendments of the same and any successor statutes and regulations. References to particular sections of the UCC should be read to refer also to parallel sections of the Uniform Commercial Code as enacted in each state or other jurisdiction where any portion of the Collateral is or may be located. Terms used herein, which are defined in the UCC, unless otherwise defined herein or in the Credit Agreement, shall have the meanings determined in accordance with the UCC.

                                     ARTICLE 2

                                 SECURITY INTEREST

       Section 2.1 SECURITY INTEREST. As collateral security for the prompt payment and performance in full when due of its Obligations (whether at stated maturity, by acceleration or otherwise), Debtor hereby pledges and assigns to the Secured Party, and grants to the Secured Party a continuing lien on and security interest in, all of the Debtor's right, title and interest in and to the following, whether now owned or hereafter arising or acquired and wherever located (collectively the "COLLATERAL"):

       .1     all Accounts;

       .2     all Instruments, including, without limitation, or in addition, all instruments evidencing indebtedness from time to time owed to Debtor by the Subsidiaries of Debtor, and all interest, cash and other property from time to time received, receivable or otherwise distributed or distributable in respect of or in exchange for any or all of such indebtedness;

       .3     all Documents;

       .4     all Inventory;

       .5     all products and Proceeds, in cash or otherwise, of any of the property described in the foregoing CLAUSES (a) THROUGH (d).

       Section 2.2 DEBTOR REMAINS LIABLE. Notwithstanding anything to the contrary contained herein, (a) Debtor shall remain liable under the documentation included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Secured Party of any of its rights or remedies hereunder shall not release Debtor from any of its duties or obligations under such documentation, (c) the Secured Party shall not have any obligation under any of such documentation included in the Collateral by reason of this Agreement, and (d) the Secured Party shall not be obligated to perform any of the obligations of Debtor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

                                     ARTICLE 3

                           REPRESENTATIONS AND WARRANTIES

       To induce the Secured Party to enter into this Agreement and the Credit Agreement, Debtor represents and warrants to the Secured Party that:

       Section 3.1 LOCATION OF INVENTORY; THIRD PARTIES IN POSSESSION. All of its Inventory is located at the places specified in SCHEDULE 3.1. Except as described on SCHEDULE 3.1, no Person other than Debtor has possession of any of the Collateral. None of its Collateral has been located in any location within the past four months other than as set forth on SCHEDULE 3.1.

       Section 3.2 OFFICE LOCATIONS; FICTITIOUS NAMES; TAX I.D. NUMBER. Its principal place of business and its chief executive office is located at the place identified on SCHEDULE 3.1. SCHEDULE 3.1 also sets forth all other places where it keeps its books and records and all other locations where it has a place of business. It does not do business and has not done business during the past five years under any trade-name or fictitious business name except as disclosed on SCHEDULE 3.2. Debtor's United States Federal Income Tax I.D. Number is identified on SCHEDULE 3.2.

       Section 3.3 DELIVERY OF COLLATERAL. Except as provided by SECTION 4.2, it has delivered to Secured Party all Collateral the possession of which is necessary to perfect the security interest of Secured Party therein.

                                     ARTICLE 4

                                     COVENANTS

       Debtor covenants and agrees with the Secured Party that until its Obligations are paid and performed in full, all commitments of the Secured Party under the Credit Agreement have expired or have been terminated and no Letter of Credit remains outstanding:

       Section 4.1 ACCOUNTS. It shall, in accordance with its customary business practices, endeavor to collect or cause to be collected from each account debtor under its Accounts, as and when due, any and all amounts owing under such

Accounts. Without the prior written consent of the Secured Party, it shall not, except in the ordinary course of business and in no event when an Event of Default exists, (a) grant any extension of time for any payment with respect to any of its Accounts beyond 120 days after such payment's due date,
(b) compromise, compound, or settle any of its Accounts for less than the full amount thereof, (c) release, in whole or in part, any Person liable for payment of any of its Accounts, (d) allow any credit or discount for payment with respect to any of its Accounts other than trade or other customary discounts granted in the ordinary course of business, or (e) release any Lien or guaranty securing any of its Accounts unless the Account has been paid.

       Section 4.2 FURTHER ASSURANCES; EXCEPTIONS TO PERFECTION. At any time and from time to time, upon the request of the Secured Party, and at its sole expense, it shall promptly execute and deliver all such further agreements, documents and instruments and take such further action as the Secured Party may reasonably deem necessary or appropriate to preserve and perfect its security interest in the Collateral and carry out the provisions and purposes of this Agreement or to enable the Secured Party to exercise and enforce its rights and remedies hereunder with respect to any of the Collateral. Without limiting the generality of the foregoing, it shall upon reasonable request by the Secured Party (a) execute and deliver to the Secured Party such financing statements as the Secured Party may from time to time require; (b) deliver to the Secured Party all Collateral the possession of which is necessary to perfect the security interest therein, duly endorsed and/or accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Secured Party; EXCEPT THAT, prior to the occurrence of a Default, a Debtor may
(i) retain for collection, in the ordinary course of business, checks representing Proceeds of Accounts received in the ordinary course of business;
(ii) retain any letters of credit received in the ordinary course of business; and (iii) retain any Documents received and further negotiated in the ordinary course of business; and (c) execute and deliver to the Secured Party such other agreements, documents and instruments as the Secured Party may reasonably require to perfect and maintain the validity, effectiveness and priority of the Liens intended to be created by the Loan Documents.

       Section 4.3 THIRD PARTIES IN POSSESSION OF COLLATERAL. Debtor shall not permit any third Person (including any warehouseman, bailee, agent, consignee or processor) to hold any Collateral, unless it shall: (i) notify such third Person of the security interests created hereby; (ii) instruct such Person to hold all such Collateral for Secured Party's account subject to Secured Party's instructions; and (iii) take all other actions the Secured Party reasonably deems necessary to perfect and protect its and the Debtor's interests in such Collateral pursuant to the requirements of the UCC of the applicable jurisdiction where the warehouseman, bailee, consignee, agent, processor or other third Person is located (including the filing of a financing statement in the proper jurisdiction naming the applicable third Person as debtor and it as secured party and notifying the third Person's secured lenders of its interest in such Collateral before the third Person receives possession of the Collateral in question).

       Section 4.4 CORPORATE CHANGES. It shall not change its name, identity, or corporate structure in any manner that might make any financing statement filed in connection with this Agreement seriously misleading or its United States Federal Tax I.D. Number unless it shall have given the Secured Party thirty (30) days prior written notice thereof and shall have taken all action reasonably deemed necessary or desirable by the Secured Party to protect its Liens with the perfection and priority thereof required by the Loan Documents. It shall not change its principal place of business, chief executive office or the place where it keeps its books and records unless it shall have given the Secured Party thirty (30) days prior written notice thereof and shall have taken all action deemed necessary or desirable by the Secured Party to cause its security interest in the Collateral to be perfected with the priority required by the Loan Documents.

       Section 4.5 INVENTORY. It shall keep its Inventory at (or in transit to) any of its locations specified on SCHEDULE 3.1 hereto or, upon thirty (30) days prior written notice to the Secured Party, at such other places within the United States of America where all action required to perfect the Secured Party's security interest in such Collateral with the priority required by the Loan Documents shall have been taken.

       Section 4.6 WAREHOUSE RECEIPTS NON-NEGOTIABLE. It agrees that if any warehouse receipt or receipt in the nature of a warehouse receipt is issued in respect of any portion of the Collateral, such warehouse receipt or receipt in the nature thereof shall not be "negotiable" (as such term is used in Section
7.104 of the UCC) unless such warehouse receipt or receipt in the nature thereof is delivered to the Secured Party.

                                     ARTICLE 5

                            RIGHTS OF THE SECURED PARTY

       Section 5.1 POWER OF ATTORNEY. DEBTOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS THE SECURED PARTY AND ANY OFFICER OR AGENT THEREOF, WITH FULL POWER OF SUBSTITUTION, AS ITS TRUE AND LAWFUL ATTORNEY-IN-FACT WITH FULL IRREVOCABLE POWER AND AUTHORITY IN THE NAME OF DEBTOR OR IN ITS OWN NAME, TO TAKE, WHEN A DEFAULT EXISTS, ANY AND ALL ACTIONS AND TO EXECUTE ANY AND ALL DOCUMENTS AND INSTRUMENTS WHICH THE SECURED PARTY AT ANY TIME AND FROM TIME TO TIME DEEMS NECESSARY OR DESIRABLE TO ACCOMPLISH THE PURPOSES OF THIS AGREEMENT AND, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, IT HEREBY GIVES THE SECURED PARTY THE POWER AND RIGHT ON ITS BEHALF AND IN ITS OWN NAME TO DO ANY OF THE FOLLOWING WHEN A DEFAULT EXISTS, WITH NOTICE TO BORROWER BUT WITHOUT THE CONSENT OF
DEBTOR:

              (i) to demand, sue for, collect or receive, in the name of it or in its own name, any money or property at any time payable or receivable on account of or in exchange for any of the Collateral and, in connection therewith, endorse checks, notes, drafts, acceptances, money orders, documents of title or any other instruments for the payment of money under the Collateral or any policy of insurance;

              (ii) to pay or discharge taxes, Liens or other encumbrances levied or placed on or threatened against the Collateral;

              (iii) to notify post office authorities to change the address for delivery of mail of the Debtor to an address designated by the Secured Party and to receive, open, and dispose of mail addressed to the Debtor;

              (iv) (A) to direct account debtors and any other parties liable for any payment under any of the Collateral to make payment of any and all monies due and to become due thereunder directly to the Secured Party or as the Secured Party shall direct (Debtor agrees that if any Proceeds of any Collateral (including payments made in respect of Accounts) shall be received by it while a Default exists, it shall promptly deliver such Proceeds to the Secured Party with any necessary endorsements, and until such Proceeds are delivered to the Secured Party, such Proceeds shall be held in trust by it for the benefit of the Secured Party and shall not be commingled with any other funds or property of it); (B) to receive payment of and receipt for any and all monies, claims and other amounts due and to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, proxies, stock powers, verifications and notices in connection with accounts and other documents relating to the Collateral;
       (D) to commence and prosecute any suit, action or proceeding at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against it with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as the Secured Party may deem appropriate; (G) to exchange any of the Collateral for other property upon any merger, consolidation, reorganization, recapitalization or other readjustment of the issuer thereof and, in connection therewith, deposit any of the Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms as the Secured Party may determine; (H) to add or release any guarantor, indorser, surety or other party to any of the Collateral; (I) to renew, extend or otherwise change the terms and conditions of any of the Collateral; (J) to make, settle, compromise or adjust any claims under or pertaining to any of the Collateral (including claims under any policy of insurance); and (K) to sell, transfer, pledge, convey, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Secured Party were the absolute owner thereof for all purposes, and to do, at the Secured Party's option and the Debtor's expense, at any time, or from time to time, all acts and things which the Secured Party deems necessary to protect, preserve, maintain, or realize upon the Collateral and the Secured Party's security interest therein.

       THIS POWER OF ATTORNEY IS A POWER COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH SECTION 7.11. The Secured Party shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to the Secured Party in this Agreement, and shall not be liable for any failure to do so or any delay in doing so. Neither the Secured Party nor any Person designated by the Secured Party shall be liable for any act or omission or for any error of judgment or any mistake of fact or law, except any of the same resulting from its or their gross negligence or willful misconduct. This power of attorney is conferred on the Secured Party solely to protect, preserve, maintain and realize upon its security interest in the Collateral. The Secured Party shall not be responsible for any decline in the value of the Collateral and shall not be required to take any steps to preserve rights against prior parties or to protect, preserve or maintain any Lien given to secure the Collateral.

       Section 5.2 ASSIGNMENT BY THE SECURED PARTY. The Secured Party may at any time assign or otherwise transfer all or any portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, the Obligations) to any other Person, to the extent permitted by, and upon the conditions contained in, the Credit Agreement, and such Person shall thereupon become vested with all the benefits thereof granted to the Secured Party herein or otherwise.

       Section 5.3 POSSESSION; REASONABLE CARE. The Secured Party may, from time to time, in its sole discretion, appoint one or more agents to hold physical custody, for the account of the Secured Party, of any or all of the Collateral that the Secured Party has a right to possess. The Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Secured Party accords its own property, it being understood that the Secured Party shall not have any responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Secured Party has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against any parties with respect to any Collateral.

                                     ARTICLE 6

                                      DEFAULT

       Section 6.1 RIGHTS AND REMEDIES. If an Event of Default shall have occurred and be continuing, the Secured Party shall have the following rights and remedies:

              (i) In addition to all other rights and remedies granted to the Secured Party in this Agreement or in any other Loan Document or by applicable law, the Secured Party shall have all of the rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral). Without limiting the generality of the foregoing, the Secured Party may (A) without demand or notice to it, collect, receive or take possession of the Collateral or any part thereof and for that purpose the Secured Party may enter upon any premises on which the Collateral is located and remove the Collateral therefrom or render it inoperable, and/or (B) sell, lease or otherwise dispose of the Collateral, or any part thereof, in one or more parcels at public or private sale or sales, at the Secured Party's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Secured Party may deem commercially reasonable or otherwise as may be permitted by law. The Secured Party shall have the right at any public sale or sales, and, to the extent permitted by applicable law, at any private sale or sales, to bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) and become a purchaser of the Collateral or any part thereof free of any right or equity of redemption on the part of Debtor, which right or equity of redemption is hereby expressly waived and released by Debtor. Upon the request of the Secured Party, Debtor shall assemble the Collateral and make it available to the Secured Party at any place designated by the Secured Party that is reasonably convenient to it and the Secured Party. Debtor agrees that the Secured Party shall not be obligated to give more than ten (10) days prior written notice of the time and place of any public sale or of the time after which any private sale may take place and that such notice shall constitute reasonable notice of such matters. The Secured Party shall not be obligated to make any sale of Collateral if it shall determine not to do so, regardless of the fact that notice of sale of Collateral may have been given. The Secured Party may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. Debtor shall be liable for all reasonable expenses of retaking, holding, preparing for sale or the like, and all reasonable attorneys' fees, legal expenses and other costs and expenses incurred by the Secured Party in connection with the collection of the Obligations and the enforcement of the Secured Party's rights under this Agreement. Debtor shall remain liable for any deficiency if the Proceeds of any sale or other disposition of the Collateral applied to the Obligations are insufficient to pay the Obligations in full. The Secured Party may apply the Collateral against the Obligations as provided in the Credit Agreement. Debtor waives all rights of marshalling, valuation and appraisal in respect of the Collateral. Any cash held by the Secured Party as Collateral and all cash proceeds received by the Secured Party in respect of any sale of, collection from or other realization upon all or any part of the Collateral may, in the discretion of the Secured Party, be held by the Secured Party as collateral for, and then or at any time thereafter applied in whole or in part by the Secured Party against, the Obligations in the order permitted by the Credit Agreement. Any surplus of such cash or cash proceeds and interest accrued thereon, if any, held by the Secured Party and remaining after payment in full of all the Obligations shall be promptly paid over to the Debtor entitled thereto or to whomsoever may be lawfully entitled to receive such surplus; PROVIDED THAT the Secured Party shall have no obligation to invest or otherwise pay interest on any amounts held by it in connection with or pursuant to this Agreement.

              (ii) The Secured Party may cause any or all of the Collateral held by it to be transferred into the name of the Secured Party or the name or names of the Secured Party's nominee or nominees.

              (iii) The Secured Party may exercise any and all of the rights and remedies of Debtor under or in respect of the Collateral, including, without limitation, any and all rights of it to demand or otherwise require payment of any amount under, or performance of any provision of, any of the Collateral and any and all voting rights and corporate powers in respect of the Collateral. Debtor shall execute and deliver (or cause to be executed and delivered) to the Secured Party all such proxies and other instruments as the Secured Party may reasonably request for the purpose of enabling the Secured Party to exercise the voting and other rights which it is entitled to exercise pursuant to this clause (iii) and to receive the dividends, interest and other distributions which it is entitled to receive hereunder.

              (iv) The Secured Party may collect or receive all money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so.

              (v) On any sale of the Collateral, the Secured Party is hereby authorized to comply with any limitation or restriction with which compliance is necessary, in the view of the Secured Party's counsel, in order to avoid any violation of applicable law or in order to obtain any required approval of the purchaser or purchasers by any applicable Governmental Authority.


                                     ARTICLE 7

                                   MISCELLANEOUS

       Section 7.1 NO WAIVER; CUMULATIVE REMEDIES. No failure on the part of the Secured Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

       Section 7.2 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of Debtor and the Secured Party and respective successors and assigns, except that Debtor may not assign any of its rights or obligations under this Agreement without the prior written consent of the Secured Party.

       SECTION 7.3 AMENDMENT; ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO. The provisions of this Agreement may be amended or waived only by an instrument in writing signed by the parties hereto and the Secured Party.

       Section 7.4 NOTICES. All notices and other communications provided for in this Agreement shall be given or made in accordance with the Credit Agreement.

       Section 7.5 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas and applicable laws of the United States of America. ANY ACTION OR PROCEEDING AGAINST DEBTOR UNDER OR IN CONNECTION WITH ANY LOAN DOCUMENT MAY BE BROUGHT IN ANY STATE COURT LOCATED IN DALLAS, TEXAS OR ANY FEDERAL COURT IN THE NORTHERN DISTRICT OF TEXAS. DEBTOR HEREBY IRREVOCABLY (a) SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS, AND (b) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN SUCH COURT OR THAT SUCH COURT
IS AN INCONVENIENT FORUM.   DEBTOR AGREES THAT SERVICE OF PROCESS UPON IT MAY BE
MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, AT ITS ADDRESS SPECIFIED OR DETERMINED IN ACCORDANCE WITH THE PROVISIONS OF SECTION 7.4. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT THE RIGHT OF THE SECURED PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE SECURED PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST DEBTOR OR WITH RESPECT TO ANY OF ITS PROPERTY IN COURTS IN OTHER JURISDICTION. ANY ACTION OR PROCEEDING BY DEBTOR AGAINST THE SECURED PARTY SHALL BE BROUGHT ONLY IN A COURT LOCATED IN DALLAS, TEXAS.

       Section 7.6 HEADINGS. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

       Section 7.7 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made in this Agreement or in any certificate delivered pursuant hereto shall survive the execution and delivery of this Agreement, and no investigation by the Secured Party shall affect the representations and warranties or the right of the Secured Party to rely upon them.

       Section 7.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

       Section 7.9 WAIVER OF BOND. In the event the Secured Party seeks to take possession of any or all of the Collateral by judicial process, Debtor hereby irrevocably waives any bonds and any surety or security relating thereto that may be required by applicable law as an incident to such possession, and waives any demand for possession prior to the commencement of any such suit or action.

       Section 7.10 SEVERABILITY. Any provision of this Agreement which is determined by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

       Section 7.11 TERMINATION. If all of the Obligations shall have been paid and performed in full, all Commitments of the Secured Party shall have expired or terminated and no Letters of Credit shall remain outstanding, the Secured Party shall, upon the written request of it, execute and deliver to it a proper instrument or instruments acknowledging the release and termination of the security interests created by this Agreement, and shall duly assign and deliver to Debtor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Secured Party and has not previously been sold or otherwise applied pursuant to this Agreement.

       IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

                                   DEBTORS:

                                   ODS NETWORKS, INC.,  formerly known as
                                   Optical Data Systems, Inc.


                                   By: /S/ Timothy W. Kinnear
                                       ---------------------------------
                                       Timothy W. Kinnear, Vice President
                                       and Treasurer


                                   SECURED PARTY:

                                   NATIONSBANK OF TEXAS, N.A.

                                   By: /S/ Frank Izzo
                                       ---------------------------------
                                       Name: Frank Izzo
                                             ---------------------------
                                       Title: Senior Vice President
                                              --------------------------

                                           SCHEDULE 3.1
                                                TO
                                         SECURITY AGREEMENT

                                             LOCATIONS


                          I.  PRINCIPAL PLACE OF BUSINESS
ADDRESS

1101 East Arapaho Road
Richardson, Texas  75081

                         II.  OTHER LOCATIONS OF INVENTORY

ADDRESS

       U.S. OFFICES                           INTERNATIONAL OFFICES

       Technology Center                      Asia
       1001 East Arapaho road
       Richardson, Texas  75081               Kuala Lumpur, Malaysia
                                              Yongdeungpo-ku, Seoul Korea
       Warehouse                              Ngee Ann City, Singapore
       1241 N. Glenville Drive                Taipei, Taiwan R.O.C.
       Richardson, Texas  75081               Tokyo, Japan

       Irvine (Los Angeles), CA               Canada

       San Ramon (San Francisco), CA          Markham (Toronto), Ontario

       Denver, CO                             Europe
       Tampa, FL                              Fleet Hants (London), England
                                              Saint-Mande (Paris), France
       Norcross (Atlanta), GA                 Eching (Munich), Germany

       Ewa Beach (Honolulu), HI               Latin America

       Arlington Heights (Chicago), IL        Sao Paulo, Brazil

       Burlington (Boston), MA

       Troy (Detroit), MI

       Minnetonka (Minneapolis), MN

       Saint Louis, MO

       New York, NY

       Cleveland, OH

       Malvern (Philadelphia), PA

       Houston, TX

       Vienna (Washington; DC), VA

       Bellevue (Seattle), WA

SUBCONTRACTORS/ASSEMBLY SITES:

Debtor inventory is located at and processed by various subcontractors who assemble products for Debtor.


CUSTOMERS/POTENTIAL CUSTOMERS:

Debtor inventory is located at various customers' sites and potential customers' sites for demonstration and evaluation purposes.

                                    SCHEDULE 3.2
                                         TO
                                 SECURITY AGREEMENT

                       TRADE AND OTHER NAMES; TAX I.D. NUMBER

TRADE AND OTHER NAMES:

None

TAX I.D. NUMBER

75-1911917

                                    EXHIBIT "F"
                                 ODS NETWORKS, INC.

                          SUBSIDIARIES SECURITY AGREEMENT

                           SUBSIDIARIES SECURITY AGREEMENT


       THIS SUBSIDIARIES SECURITY AGREEMENT (the "AGREEMENT") dated as of December 31, 1997, is by and among the undersigned Subsidiaries and any Subsidiary who may become a party hereto pursuant to the execution and delivery of a Subsidiary Joinder Agreement (each a "DEBTOR" and collectively the "DEBTORS") and NATIONSBANK OF TEXAS, N.A. (the "SECURED PARTY").

                                  R E C I T A L S:

       ODS Networks, Inc. (formerly known as Optical Data Systems, Inc.), a Texas corporation, is entering into that certain Second Amendment Agreement dated of even date herewith with the Secured Party (which amends that certain Second Amended and Restated Revolving Credit Loan Agreement dated as of April 12, 1997, such agreement as it has been and may be amended or otherwise modified from time to time, the "CREDIT AGREEMENT"). The execution and delivery of this Agreement is a condition to the Secured Party's entering into the Second Amendment Agreement.

       NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, and in order to induce the Secured Party to make the Loans and issue the Letters of Credit under the Credit Agreement, the parties hereto hereby agree as follows:


                                     ARTICLE 1

                                    DEFINITIONS

       Section 1.1 DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

              "ACCOUNT" means any "account," as such term is defined in Article or Chapter 9 of the UCC, now owned or hereafter acquired by any Debtor, and, in any event, shall include, without limitation, each of the following, whether now owned or hereafter acquired by any Debtor: (a) all rights of such Debtor to payment for goods sold or leased, services rendered or the license of Intellectual Property, whether or not earned by performance, (b) all accounts receivable of such Debtor, (c) all rights of such Debtor to receive any payment of money or other form of consideration, (d) all security pledged, assigned or granted to or held by such Debtor to secure any of the foregoing, (e) all guaranties of, or indemnifications with respect to, any of the foregoing, (f) all rights of such Debtor as an unpaid seller of goods or services, including, but not limited to, all rights of stoppage in transit, replevin, reclamation and resale; and (g) all rights to brokerage commissions.

              "COLLATERAL" has the meaning specified in SECTION 2.1 of this Agreement.

              "DOCUMENT" means any "document," as such term is defined in Article or Chapter 9 of the UCC, now owned or hereafter acquired by any Debtor, including, without limitation, all documents of title and all receipts covering, evidencing or representing goods now owned or hereafter acquired by such Debtor.

              "INSTRUMENT" means any "instrument," as such term is defined in Article or Chapter 9 of the UCC, now owned or hereafter acquired by any Debtor, and, in any event, shall include all promissory notes, drafts, bills of exchange and trade acceptances of any such Debtor, whether now owned or hereafter acquired.

              "INTELLECTUAL PROPERTY" means all copyrights, copyright licenses, patents, patent licenses, trademarks and trademark licenses.

              "INVENTORY" means any "inventory," as such term is defined in Article or Chapter 9 of the UCC, now owned or hereafter acquired by any Debtor, and, in any event, shall include, without limitation, each of the following, whether now owned or hereafter acquired by such Debtor: (a) all goods and other personal property of such Debtor that are held for sale or lease or to be furnished under any contract of service; (b) all raw materials, work-in-process, finished goods, inventory, supplies and materials of such Debtor; (c) all wrapping, packaging, advertising and shipping materials of such Debtor; (d) all goods that have been returned to, repossessed by or stopped in transit by such Debtor; and (e) all Documents evidencing any of the foregoing.

              "OBLIGATIONS" means, with respect to each Debtor, all present and future indebtedness, liabilities, and obligations of such Debtor to the Secured Party and the Lenders.

              "PROCEEDS" means any "proceeds," as such term is defined in Article or Chapter 9 of the UCC and, in any event, shall include, but not be limited to, (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Debtor from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Debtor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting, or purporting to act, for or on behalf of any Governmental Authority), and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

              "UCC" means the Uniform Commercial Code as in effect in the State of Texas PROVIDED, that if, by applicable law, the perfection or effect of perfection or non-perfection of the security interest created hereunder in any Collateral is governed by the Uniform Commercial Code as in effect on or after the date hereof in any other jurisdiction, "UCC" means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or the effect of perfection or non-perfection.

       Section 1.2 OTHER DEFINITIONAL PROVISIONS. Terms used herein that are defined in the Credit Agreement and are not otherwise defined herein shall have the meanings therefor specified in the Credit Agreement. References to "Sections," "subsections," "Exhibits" and "Schedules" shall be to Sections, subsections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. All references to statutes and regulations shall include any amendments of the same and any successor statutes and regulations. References to particular sections of the UCC should be read to refer also to parallel sections of the Uniform Commercial Code as enacted in each state or other jurisdiction where any portion of the Collateral is or may be located. Terms used herein, which are defined in the UCC, unless otherwise defined herein or in the Credit Agreement, shall have the meanings determined in accordance with the UCC.

                                     ARTICLE 2

                                 SECURITY INTEREST

       Section 2.1 SECURITY INTEREST. As collateral security for the prompt payment and performance in full when due of its Obligations (whether at stated maturity, by acceleration or otherwise), each Debtor hereby pledges and assigns to the Secured Party, and grants to the Secured Party a continuing lien on and security interest in, all of the Debtor's right, title and interest in and to the following, whether now owned or hereafter arising or acquired and wherever located (collectively with respect to any Debtor or all Debtors, as the context requires, the "COLLATERAL"):

       .6     all Accounts;

       .7     all Instruments, including, without limitation, or in addition, all instruments evidencing indebtedness from time to time owed to the Debtor by the Subsidiaries of the Debtor, and all interest, cash and other property from time to time received, receivable or otherwise distributed or distributable in respect of or in exchange for any or all of such indebtedness;

       .8     all Documents;

       .9     all Inventory;

       .10    all products and Proceeds, in cash or otherwise, of any of the property described in the foregoing CLAUSES (a) THROUGH (d).

       Section 2.2 LIMITATION OF OBLIGATIONS SECURED. Notwithstanding anything to the contrary contained in this Agreement, the secured Obligations of each Debtor hereunder shall not exceed an aggregate amount equal to the greatest amount that would not render such Debtor's indebtedness, liabilities or obligations under this Agreement subject to avoidance under Sections 544, 548 or 550 of the Federal Bankruptcy Code or subject to being set aside or annulled under any applicable state law relating to fraud on creditors; PROVIDED, HOWEVER, that, for purposes of the immediately preceding clause, it shall be presumed that the secured Obligations of each Debtor under this Agreement do not equal or exceed any aggregate amount which would render such Debtor's indebtedness, liabilities or obligations under this Agreement subject to being so avoided, set aside or annulled, and the burden of proof to the contrary shall be on the party asserting to the contrary. Subject to, but without limiting the generality of, the foregoing sentence, the provisions of this Agreement are severable and, in any legally binding action or proceeding involving any state corporate law or any bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors' rights and general principles of equity, if the indebtedness, liabilities or obligations of any Debtor under this Agreement would otherwise be held or determined to be void, invalid or unenforceable on account of the amount of its indebtedness, liabilities or obligations under this Agreement, then, notwithstanding any other provisions of this Agreement to the contrary, the amount of such indebtedness, liabilities or obligations shall, without any further action by such Debtor, Secured Party or any other Person, be automatically limited and reduced to the greatest amount which is valid and enforceable as determined in such action or proceeding.

       Section 2.3 DEBTOR REMAINS LIABLE. Notwithstanding anything to the contrary contained herein, (a) each Debtor shall remain liable under the documentation included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Secured Party of any of its rights or remedies hereunder shall not release any Debtor from any of its duties or obligations under such documentation, (c) the Secured Party shall not have any obligation under any of such documentation included in the Collateral by reason of this Agreement, and (d) the Secured Party shall not be obligated to perform any of the obligations of any Debtor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

                                     ARTICLE 3

                           REPRESENTATIONS AND WARRANTIES

       To induce the Secured Party to enter into this Agreement and the Credit Agreement, each Debtor, with respect to itself and the Collateral in which it has rights, represents and warrants to the Secured Party that:

       Section 3.1 LOCATION OF INVENTORY; THIRD PARTIES IN POSSESSION. All of its Inventory is located at the places specified in SCHEDULE 3.1 for such Debtor. SCHEDULE 3.1 correctly identifies the landlords or mortgagees, if any, of each of its locations identified in SCHEDULE 3.1. No Person other than Debtor has possession of any of the Collateral. None of its Collateral has been located in any location within the past four months other than as set forth on
SCHEDULE 3.1 for such Debtor.

       Section 3.2 OFFICE LOCATIONS; FICTITIOUS NAMES; TAX I.D. NUMBER. Its principal place of business and its chief executive office is located at the place identified for such Debtor on SCHEDULE 3.1. SCHEDULE 3.1 also sets forth all other places where it keeps its books and records and all other locations where it has a place of business. It does not do business and has not done business during the past five years under any trade-name or fictitious business name except as disclosed on SCHEDULE 3.2. Each Debtor's United States Federal Income Tax I.D. Number is identified on SCHEDULE 3.2.

       Section 3.3 DELIVERY OF COLLATERAL. Except as provided by SECTION 4.2, it has delivered to Secured Party all Collateral the possession of which is necessary to perfect the security interest of Secured Party therein.

                                     ARTICLE 4

                                     COVENANTS

       Each Debtor covenants and agrees with the Secured Party that until its Obligations are paid and performed in full, all commitments of the Secured Party under the Credit Agreement have expired or have been terminated and no Letter of Credit remains outstanding:

       Section 4.1 ACCOUNTS. It shall, in accordance with its customary business practices, endeavor to collect or cause to be collected from each account debtor under its Accounts, as and when due, any and all amounts owing under such Accounts. Without the prior written consent of the Secured Party, it shall not, except in the ordinary course of business and in no event when an Event of Default exists, (a) grant any extension of time for any payment with respect to any of its Accounts beyond 120 days after such payment's due date,
(b) compromise, compound, or settle any of its Accounts for less than the full amount thereof, (c) release, in whole or in part, any Person liable for payment of any of its Accounts, (d) allow any credit or discount for payment with respect to any of its Accounts other than trade or other customary discounts granted in the ordinary course of business, or (e) release any Lien or guaranty securing any of its Accounts unless the Account has been paid.

       Section 4.2 FURTHER ASSURANCES; EXCEPTIONS TO PERFECTION. At any time and from time to time, upon the request of the Secured Party, and at its sole expense, it shall promptly execute and deliver all such further agreements, documents and instruments and take such further action as the Secured Party may reasonably deem necessary or appropriate to preserve and perfect its security interest in the Collateral and carry out the provisions and purposes of this Agreement or to enable the Secured Party to exercise and enforce its rights and remedies hereunder with respect to any of the Collateral. Without limiting the generality of the foregoing, it shall upon reasonable request by the Secured Party (a) execute and deliver to the

Secured Party such financing statements as the Secured Party may from time to time require; (b) deliver to the Secured Party all Collateral the possession of which is necessary to perfect the security interest therein, duly endorsed and/or accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Secured Party; EXCEPT THAT, prior to the occurrence of a Default, a Debtor may (i) retain for collection, in the ordinary course of business, checks representing Proceeds of Accounts received in the ordinary course of business; (ii) retain any letters of credit received in the ordinary course of business; and (iii) retain any Documents received and further negotiated in the ordinary course of business; and (c) execute and deliver to the Secured Party such other agreements, documents and instruments as the Secured Party may reasonably require to perfect and maintain the validity, effectiveness and priority of the Liens intended to be created by the Loan Documents.

       Section 4.3 THIRD PARTIES IN POSSESSION OF COLLATERAL. Debtor shall not permit any third Person (including any warehouseman, bailee, agent, consignee or processor) to hold any Collateral, unless it shall: (i) notify such third Person of the security interests created hereby; (ii) instruct such Person to hold all such Collateral for Secured Party's account subject to Secured Party's instructions; and (iii) take all other actions the Secured Party reasonably deems necessary to perfect and protect its and the Debtor's interests in such Collateral pursuant to the requirements of the UCC of the applicable jurisdiction where the warehouseman, bailee, consignee, agent, processor or other third Person is located (including the filing of a financing statement in the proper jurisdiction naming the applicable third Person as debtor and it as secured party and notifying the third Person's secured lenders of its interest in such Collateral before the third Person receives possession of the Collateral in question).

       Section 4.4 CORPORATE CHANGES. It shall not change its name, identity, or corporate structure in any manner that might make any financing statement filed in connection with this Agreement seriously misleading or its United States Federal Tax I.D. Number unless it shall have given the Secured Party thirty (30) days prior written notice thereof and shall have taken all action reasonably deemed necessary or desirable by the Secured Party to protect its Liens with the perfection and priority thereof required by the Loan Documents. It shall not change its principal place of business, chief executive office or the place where it keeps its books and records unless it shall have given the Secured Party thirty (30) days prior written notice thereof and shall have taken all action deemed necessary or desirable by the Secured Party to cause its security interest in the Collateral to be perfected with the priority required by the Loan Documents.

       Section 4.5 INVENTORY. It shall keep its Inventory at (or in transit to) any of its locations specified on SCHEDULE 3.1 hereto or, upon thirty (30) days prior written notice to the Secured Party, at such other places within the United States of America where all action required to perfect the Secured Party's security interest in such Collateral with the priority required by the Loan Documents shall have been taken.

       Section 4.6 WAREHOUSE RECEIPTS NON-NEGOTIABLE. It agrees that if any warehouse receipt or receipt in the nature of a warehouse receipt is issued in respect of any portion of the Collateral, such warehouse receipt or receipt in the nature thereof shall not be "negotiable" (as such term is used in Section
7.104 of the UCC) unless such warehouse receipt or receipt in the nature thereof is delivered to the Secured Party.

                                     ARTICLE 5

                            RIGHTS OF THE SECURED PARTY

       Section 5.1 POWER OF ATTORNEY. EACH DEBTOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS THE SECURED PARTY AND ANY OFFICER OR AGENT THEREOF, WITH FULL POWER OF SUBSTITUTION, AS ITS TRUE AND LAWFUL ATTORNEY-IN-FACT WITH FULL IRREVOCABLE POWER AND AUTHORITY IN THE NAME OF SUCH DEBTOR OR IN ITS OWN NAME, TO TAKE, WHEN A DEFAULT EXISTS, ANY AND ALL ACTIONS AND TO EXECUTE ANY AND ALL DOCUMENTS AND INSTRUMENTS WHICH THE SECURED PARTY AT ANY TIME AND FROM TIME TO TIME DEEMS NECESSARY OR DESIRABLE TO ACCOMPLISH THE PURPOSES OF THIS AGREEMENT AND, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, IT HEREBY GIVES THE SECURED PARTY THE POWER AND RIGHT ON ITS BEHALF AND IN ITS OWN NAME TO DO ANY OF THE FOLLOWING WHEN A DEFAULT EXISTS, WITH NOTICE TO BORROWER BUT WITHOUT THE CONSENT OF ANY DEBTOR:

              (i) to demand, sue for, collect or receive, in the name of it or in its own name, any money or property at any time payable or receivable on account of or in exchange for any of the Collateral and, in connection therewith, endorse checks, notes, drafts, acceptances, money orders, documents of title or any other instruments for the payment of money under the Collateral or any policy of insurance;

              (ii) to pay or discharge taxes, Liens or other encumbrances levied or placed on or threatened against the Collateral;

              (iii) to notify post office authorities to change the address for delivery of mail of the Debtor to an address designated by the Secured Party and to receive, open, and dispose of mail addressed to the Debtor;

              (iv) (A) to direct account debtors and any other parties liable for any payment under any of the Collateral to make payment of any and all monies due and to become due thereunder directly to the Secured Party or as the Secured Party shall direct (each Debtor agrees that if any Proceeds of any Collateral (including payments made in respect of Accounts) shall be received by it while a Default exists, it shall promptly deliver such Proceeds to the Secured Party with any necessary endorsements, and until such Proceeds are delivered to the Secured Party, such Proceeds shall be held in trust by it for the benefit of the Secured Party and shall not be commingled with any other funds or property of
       it); (B) to receive payment of and receipt for any and all monies, claims and other amounts due and to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, proxies, stock powers, verifications and notices in connection with accounts and other documents relating to the Collateral; (D) to commence and prosecute any suit, action or proceeding at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against it with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as the Secured Party may deem appropriate; (G) to exchange any of the Collateral for other property upon any merger, consolidation, reorganization, recapitalization or other readjustment of the issuer thereof and, in connection therewith, deposit any of the Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms as the Secured Party may determine; (H) to add or release any guarantor, indorser, surety or other party to any of the Collateral; (I) to renew, extend or otherwise change the terms and conditions of any of the Collateral;
       (J) to make, settle, compromise or adjust any claims under or pertaining to any of the Collateral (including claims under any policy of insurance); and (K) to sell, transfer, pledge, convey, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Secured Party were the absolute owner thereof for all purposes, and to do, at the Secured Party's option and the Debtors' expense, at any time, or from time to time, all acts and things which the Secured Party deems necessary to protect, preserve, maintain, or realize upon the Collateral and the Secured Party's security interest therein.

       THIS POWER OF ATTORNEY IS A POWER COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH SECTION 7.11. The Secured Party shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to the Secured Party in this Agreement, and shall not be liable for any failure to do so or any delay in doing so. Neither the Secured Party nor any Person designated by the Secured Party shall be liable for any act or omission or for any error of judgment or any mistake of fact or law, except any of the same resulting from its or their gross negligence or willful misconduct. This power of attorney is conferred on the Secured Party solely to protect, preserve, maintain and realize upon its security interest in the Collateral. The Secured Party shall not be responsible for any decline in the value of the Collateral and shall not be required to take any steps to preserve rights against prior parties or to protect, preserve or maintain any Lien given to secure the Collateral.

       Section 5.2 ASSIGNMENT BY THE SECURED PARTY. The Secured Party may at any time assign or otherwise transfer all or any portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, the Obligations) to any other Person, to the extent permitted by, and upon the conditions contained in, the Credit Agreement, and such Person shall thereupon become vested with all the benefits thereof granted to the Secured Party herein or otherwise.

       Section 5.3 POSSESSION; REASONABLE CARE. The Secured Party may, from time to time, in its sole discretion, appoint one or more agents to hold physical custody, for the account of the Secured Party, of any or all of the Collateral that the Secured Party has a right to possess. The Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Secured Party accords its own property, it being understood that the Secured Party shall not have any responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Secured Party has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against any parties with respect to any Collateral.

                                     ARTICLE 6

                                      DEFAULT

       Section 6.1 RIGHTS AND REMEDIES. If an Event of Default shall have occurred and be continuing, the Secured Party shall have the following rights and remedies:

              (i) In addition to all other rights and remedies granted to the Secured Party in this Agreement or in any other Loan Document or by applicable law, the Secured Party shall have all of the rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral). Without limiting the generality of the foregoing, the Secured Party may (A) without demand or notice to it, collect, receive or take possession of the Collateral or any part thereof and for that purpose the Secured Party may enter upon any premises on which the Collateral is located and remove the Collateral therefrom or render it inoperable, and/or (B) sell, lease or otherwise dispose of the Collateral, or any part thereof, in one or more parcels at public or private sale or sales, at the Secured Party's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Secured Party may deem commercially reasonable or otherwise as may be permitted by law. The Secured Party shall have the right at any public sale or sales, and, to the extent permitted by applicable law, at any private sale or sales, to bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) and become a purchaser of the Collateral or any part thereof free of any right or equity of redemption on the part of any Debtor, which right or equity of redemption is hereby expressly waived and released by each Debtor. Upon the request of the Secured Party, each Debtor shall assemble its Collateral and make it available to the Secured Party at any place designated by the Secured Party that is reasonably convenient to it and the Secured Party. Each Debtor agrees that the Secured Party shall not be obligated to give more than ten (10) days prior written notice of the time and place of any public sale or of the time after which any private sale may take place and that such notice shall constitute reasonable notice of such matters. The Secured Party shall not be obligated to make any sale of Collateral if it shall determine not to do so, regardless of the fact that notice of sale of Collateral may have been given. The Secured Party may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. Each Debtor shall be liable for all reasonable expenses of retaking, holding, preparing for sale or the like, and all reasonable attorneys' fees, legal expenses and other costs and expenses incurred by the Secured Party in connection with the collection of the Obligations and the enforcement of the Secured Party's rights under this

       Agreement. Each Debtor shall remain liable for any deficiency if the Proceeds of any sale or other disposition of the Collateral applied to the Obligations are insufficient to pay the Obligations in full. The Secured Party may apply the Collateral against the Obligations as provided in the Credit Agreement. Each Debtor waives all rights of marshalling, valuation and appraisal in respect of the Collateral.
       Any cash held by the Secured Party as Collateral and all cash proceeds received by the Secured Party in respect of any sale of, collection from or other realization upon all or any part of the Collateral may, in the discretion of the Secured Party, be held by the Secured Party as collateral for, and then or at any time thereafter applied in whole or in part by the Secured Party against, the Obligations in the order permitted by the Credit Agreement. Any surplus of such cash or cash proceeds and interest accrued thereon, if any, held by the Secured Party and remaining after payment in full of all the Obligations shall be promptly paid over to the Debtor entitled thereto or to whomsoever may be lawfully entitled to receive such surplus; PROVIDED THAT the Secured Party shall have no obligation to invest or otherwise pay interest on any amounts held by it in connection with or pursuant to this Agreement.

              (ii) The Secured Party may cause any or all of the Collateral held by it to be transferred into the name of the Secured Party or the name or names of the Secured Party's nominee or nominees.

              (iii) The Secured Party may exercise any and all of the rights and remedies of any Debtor under or in respect of the Collateral, including, without limitation, any and all rights of it to demand or otherwise require payment of any amount under, or performance of any provision of, any of the Collateral and any and all voting rights and corporate powers in respect of the Collateral. Each Debtor shall execute and deliver (or cause to be executed and delivered) to the Secured Party all such proxies and other instruments as the Secured Party may reasonably request for the purpose of enabling the Secured Party to exercise the voting and other rights which it is entitled to exercise pursuant to this clause (iii) and to receive the dividends, interest and other distributions which it is entitled to receive hereunder.

              (iv) The Secured Party may collect or receive all money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so.

              (v) On any sale of the Collateral, the Secured Party is hereby authorized to comply with any limitation or restriction with which compliance is necessary, in the view of the Secured Party's counsel, in order to avoid any violation of applicable law or in order to obtain any required approval of the purchaser or purchasers by any applicable Governmental Authority.


                                     ARTICLE 7

                                   MISCELLANEOUS

       Section 7.1 NO WAIVER; CUMULATIVE REMEDIES. No failure on the part of the Secured Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

       Section 7.2 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of each Debtor and the Secured Party and respective successors and assigns, except that no Debtor may assign any of its rights or obligations under this Agreement without the prior written consent of the Secured Party.

       SECTION 7.3 AMENDMENT; ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO. Except as contemplated by the execution and delivery of a Subsidiary Joinder Agreement (which only needs to be signed by the Subsidiary a party thereto), the provisions of this Agreement may be amended or waived only by an instrument in writing signed by the parties hereto and the Secured Party.

       Section 7.4 NOTICES. All notices and other communications provided for in this Agreement shall be given or made in accordance with the Credit Agreement.

       Section 7.5 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas and applicable laws of the United States of America. ANY ACTION OR PROCEEDING AGAINST ANY DEBTOR UNDER OR IN CONNECTION WITH ANY LOAN DOCUMENT MAY BE BROUGHT IN ANY STATE COURT

LOCATED IN DALLAS, TEXAS OR ANY FEDERAL COURT IN THE NORTHERN DISTRICT OF TEXAS. EACH DEBTOR HEREBY IRREVOCABLY (a) SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS, AND (b) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN SUCH COURT OR THAT SUCH COURT
IS AN INCONVENIENT FORUM.   EACH DEBTOR AGREES THAT SERVICE OF PROCESS UPON IT
MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, AT ITS ADDRESS SPECIFIED OR DETERMINED IN ACCORDANCE WITH THE PROVISIONS OF
SECTION 7.4. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT THE RIGHT OF THE SECURED PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE SECURED PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST ANY DEBTOR OR WITH RESPECT TO ANY OF ITS PROPERTY IN COURTS IN OTHER JURISDICTION. ANY ACTION OR PROCEEDING BY ANY DEBTOR AGAINST THE SECURED PARTY SHALL BE BROUGHT ONLY IN A COURT LOCATED IN DALLAS, TEXAS.

       Section 7.6 HEADINGS. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

       Section 7.7 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made in this Agreement or in any certificate delivered pursuant hereto shall survive the execution and delivery of this Agreement, and no investigation by the Secured Party shall affect the representations and warranties or the right of the Secured Party to rely upon them.

       Section 7.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

       Section 7.9 WAIVER OF BOND. In the event the Secured Party seeks to take possession of any or all of the Collateral by judicial process, each Debtor hereby irrevocably waives any bonds and any surety or security relating thereto that may be required by applicable law as an incident to such possession, and waives any demand for possession prior to the commencement of any such suit or action.

       Section 7.10 SEVERABILITY. Any provision of this Agreement which is determined by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

       Section 7.11 TERMINATION. If all of the Obligations shall have been paid and performed in full, all Commitments of the Secured Party shall have expired or terminated and no Letters of Credit shall remain outstanding, the Secured Party shall, upon the written request of it, execute and deliver to it a proper instrument or instruments acknowledging the release and termination of the security interests created by this Agreement, and shall duly assign and deliver to each Debtor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Secured Party and has not previously been sold or otherwise applied pursuant to this Agreement.

       Section 7.12 OBLIGATIONS ABSOLUTE. All rights and remedies of the Secured Party hereunder, and all obligations of each Debtor hereunder, shall be absolute and unconditional irrespective of:

              (a) any lack of validity or enforceability of any of the Loan Documents;

              (b) any change in the time, manner, or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any of the Loan Documents;

              (c) any exchange, release, or nonperfection of any Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations; or

              (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, a third party pledgor.

       Section 7.13 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH DEBTOR HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE SECURED PARTY OR ANY BANK IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

       IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

                                   DEBTORS:

                                   OPTICAL DATA SYSTEMS, TEXAS, INC.


                                   By:       /s/  Timothy W. Kinnear
                                       ---------------------------------------
                                        Timothy W. Kinnear, Vice President
                                               and Treasurer


                                   SECURED PARTY:

                                   NATIONSBANK OF TEXAS, N.A.


                                   By:          /s/ Frank Izzo
                                       ------------------------------------
                                   Name:          F Rank Izzo
                                         ----------------------------------
                                   Title:       Senior Vice President
                                          ---------------------------------

                                    SCHEDULE 3.1
                                         TO
                                 SECURITY AGREEMENT

                                     LOCATIONS



                          I.  PRINCIPAL PLACE OF BUSINESS

ADDRESS                                          LANDLORD/MORTGAGEE

1101 East Arapaho Road                           None
Richardson, Texas  75081

                                    SCHEDULE 3.2
                                         TO
                                 SECURITY AGREEMENT

                       TRADE AND OTHER NAMES; TAX I.D. NUMBER

TRADE AND OTHER NAMES:

None


TAX I.D. NUMBER:

75-2125476-7

                                    EXHIBIT "H"

                                 ODS NETWORKS, INC.

                              List of Account Debtors


(a)    Foreign account debtors whose Receivables are included in Eligible
       Receivables:

              Hewlett-Packard Company
              Honeywell Inc.
              British Telecommunications plc
              Electronic Data Systems Corporation

(b)    Account debtors whose Receivables are not subject to 10% limit:

              AT&T Corp.
              Bell Atlantic Corp.
              Compaq Computer Corporation
              Electronic Data Systems Corporation
              Fore Systems Inc.
              G.T.E. Communications Systems Corporation
              Lockheed Martin Corporation
              Lucent Technologies, Inc.
              Motorola Inc.
              N.C.R. Corporation
              Norwest Services Inc.
              Target Stores Division Dayton Hudson Corporation
              U.S. West Inc.
              Walmart Stores Incorporated